Exhibit 10.34

PURCHASE AND SALE AGREEMENT

ASTON KAUAI BEACH AT MAKAIWA

between

Waipouli Owner, LLC
(“Seller”)

and

JMI Realty, LLC
(“Purchaser”)

June 17, 2010

i

ARTICLE 5 INSPECTION AND CONDITION OF PROJECT			10

5.1	Purchaser’s Inspection		10
	5.1.1	Inspection	10
	5.1.2	Seller Deliveries	10
	5.1.3	Insurance Requirements	11
	5.1.4	Interview Rights	12
	5.1.5	As Is Condition	12
	5.1.6	Disclaimer	12
5.2	No Obligation to Improve		13
5.3	Purchaser’s Responsibility and Indemnity		13
5.4	Due Diligence Period		13

ARTICLE 6 CLOSING PROCEDURE AND CONDITIONS PRECEDENT			14

6.1	Seller’s Performance		14
	6.1.1	Deed	14
	6.1.2	Bill of Sale and Assignment	14
	6.1.3	Good Standing, Tax Clearance Certificates for Seller	15
	6.1.4	HARPTA Affidavit	15
	6.1.5	Originals	15
	6.1.6	Notices of Closing	15
	6.1.7	FIRPTA Certificate	15
	6.1.8	Seller’s Authority Documents	15
	6.1.9	Closing Statement	15
	6.1.10	Payment of Certain Costs	15
	6.1.11	Other Assets	15
	6.1.12	Advance Bookings	16
	6.1.13	Termination of Management Agreement	16
	6.1.14	Termination of UCC-1 Financing Statements	16
	6.1.15	Tenant Estoppel Letters	16
6.2	Purchaser’s Performance		16
	6.2.1	Payment of Purchase Price	16
	6.2.2	Payment of Certain Costs	16
	6.2.3	Assumption	16
	6.2.4	Certification	16
	6.2.5	Closing Statement	17
	6.2.6	Notices of Closing	17
	6.2.7	A Certificate of Good Standing for Purchaser	17
	6.2.8	Financing Documents	17
	6.2.9	Notice of Mortgage, Pledge or Purchase	17
6.3	Concurrent Transactions		17
6.4	Conditions to Obligations of Purchaser		17
6.5	Conditions to Obligations of Seller		18
6.6	Failure of Conditions of Purchaser or Seller		19
6.7	Transaction Costs		19
6.8	Financing Contingency		19

6.9	Form G-8A, Report of Bulk Sale or Transfer		19

ARTICLE 7 PRORATIONS AND ADJUSTMENTS			20

7.1	Prorations		20
	7.1.1	Accounts Receivable	20
	7.1.2	Accounts Payable	20
	7.1.3	Cash	20
	7.1.4	Room Revenues	20
	7.1.5	Advance Deposits	21
	7.1.6	Taxes, Assessments and Sewer Charges	21
	7.1.7	Deposits and Rentals	21
	7.1.8	Water Charges Fuel and Utilities	22
	7.1.9	Fees for Licenses and Permits	22
	7.1.10	Prepaid Expenses	22
	7.1.11	Operating Agreements	22
	7.1.12	Management Agreement	22
	7.1.13	Gift Certificates/Discount Coupons	22
	7.1.14	Employee Expenses	23
	7.1.15	Intent of Proration Provisions	23
	7.1.16	Miscellaneous	23
7.2	Procedures for Prorations		23
	7.2.1	Preliminary Closing Statement	23
	7.2.2	Final Settlement	23

ARTICLE 8 OPERATIONS PRIOR TO CLOSING SPECIAL AGREEMENTS			24

8.1	Maintenance		24
8.2	Operations		24
8.3	Title Matters		24
8.4	Employees		25
8.5	Cooperation		25
8.6	Leasing Activities		25
8.7	Operating Contracts and Equipment Leases		25
8.8	Zoning		25
8.9	Reservations		25
8.10	Notice of Litigation		25
8.11	Actions of the Receiver		26

ARTICLE 9 HOTEL EMPLOYEES			26

9.1	Termination of Operator’s Employees		26
9.2	Plant Closing Law		26
9.3	Schedule of Employees		26

ARTICLE 10 REAL ESTATE COMMISSION			26

10.1	Real Estate Broker		26

10.2	Indemnity		27

ARTICLE 11 DEFAULT AND REMEDIES			27

11.1	Earnest Money Deposit; Payment to Seller at Closing		27
11.2	Purchaser’s Pre-Closing Default; Liquidated Damages		27
11.3	Seller’s Pre-Closing Default		27
11.4	Post-Closing Remedies of Purchaser		28
11.5	Post-Closing Remedies of Seller		28
11.6	Attorneys’ Fees		28

ARTICLE 12 [RESERVED]			29

ARTICLE 13 REPRESENTATIONS AND WARRANTIES OF SELLER			29

13.1	Seller’s Representations		29
	13.1.1	Organization	29
	13.1.2	Orders and Litigation	29
	13.1.3	Project Related Matters	30
	13.1.4	Bankruptcy	30
	13.1.5	Agreements in Effect	30
	13.1.6	Environmental	30
	13.1.7	ADA	30
	13.1.8	No “Foreign Person”	31
	13.1.9	Operating Contracts	31
	13.1.10	Special Assessments	31
	13.1.11	Leases	31
	13.1.12	Advance Bookings	31
	13.1.13	Governmental Permits	31
	13.1.14	No Occupancy Rights	31
	13.1.15	No Undisclosed Governmental Agreements	32
	13.1.16	Title to Personal Property	32
	13.1.17	Taxes	32
	13.1.18	Books	32
	13.1.19	Condemnation	32
	13.1.20	Financial Statements	32
	13.1.21	Labor Actions	32
13.2	Seller’s Knowledge Defined; Inquiry of Operator		32
13.3	Updating Representations of Seller; Inaccuracies in Representations and Warranties of Seller		33

ARTICLE 14 REPRESENTATIONS AND WARRANTIES OF PURCHASER			33

14.1	Purchaser’s Representations		33
	14.1.1	Organization	33
	14.1.2	Consents	34
	14.1.3	Bankruptcy	34

	14.1.4	Property Condition	34
	14.1.5	Experience	35
14.2	Updating Representations of Purchaser; Inaccuracies in Representations and Warranties of Purchaser		35

ARTICLE 15 MISCELLANEOUS			35

15.1	Post-Closing Cooperation		35
	15.1.1	Transition Cooperation	35
	15.1.2	Collection of Seller’s Accounts Receivable	35
	15.1.3	Utilization of Advance Bookings	35
15.2	Notices		36
15.3	Successors and Assigns		38
15.4	No Third Party Beneficiary		38
15.5	Waiver; Modification		38
15.6	Governing Law		38
15.7	Merger of Prior Agreements and Confidentiality		38
15.8	Partial Invalidity		39
15.9	Liquor Licenses		39
15.10	Guest Baggage		39
15.11	Safe Deposits		39
15.12	Counterparts		40
15.13	Further Assurances		40
15.14	Headings		40
15.15	Including		40
15.16	No Recordation		40
15.17	Financial Statements		40

EXHIBIT A	PROPERTY DESCRIPTION
EXHIBIT B	ESCROW AGREEMENT
EXHIBIT C	DEED
EXHIBIT D	ASSIGNMENT OF TENANT LEASES
EXHIBIT E	BILL OF SALE
EXHIBIT F	[INTENTIONALLY OMITTED]
EXHIBIT G	MIDLAND TERM SHEET
SCHEDULE 1.1.3	EXCLUDED PERSONAL PROPERTY
SCHEDULE 1.1.4	LEASES
SCHEDULE 1.1.6	GOVERNMENTAL PERMITS
SCHEDULE 1.1.7	OPERATING CONTRACTS
SCHEDULE 1.1.8	EQUIPMENT LEASES
SCHEDULE 1.1.9	OPERATOR’S PROPRIETARY SOFTWARE
SCHEDULE 13.1.3	CERTAIN EXCEPTIONS TO REPRESENTATIONS
SCHEDULE 13.1.6	ENVIRONMENTAL VIOLATIONS
SCHEDULE 13.1.16	CERTAIN TITLE EXCEPTIONS RELATING TO PERSONAL PROPERTY AND OPERATING LEASES

v

INDEX OF DEFINED TERMS

Page
ADA	30
Adjustment Time	20
Advance Bookings	2
Agreement	1
applicable laws	30
Audit Period	40
Balance	5
Balance Sheet Inventories	2
Bookings Update	2
Books	4
Capital Leases	3
Closing	5
Closing Date	5
Closing Documents	13
Code	30
Confidential Information	38
Confidentiality Agreement	38
Courier	36
Deed	14
Department	19
Deposits	2
DLC	39
Due Diligence Period	13
DWA	14
Earnest Money	5
Eastdil	26
Effective Date	1
Election Notice	13
Escrow Agent	5
Escrow Agreement	4
Existing Survey	6
Final Closing Statement	23
Final Settlement	23
Financing Condition	19
Financing Terms	19
Foreclosure	1
Gaylord	11
Governmental Permits	3
Hotel	1
Improvements	2
Initial Deposit	4
Intangible Property	4
Leases	2

1

Lenders	11
Management Agreement	3
Management Termination Notice	13
Material	8, 9
New Survey	6
Notice of Violation	30
Operating Contracts	3
Operator	2
Owner’s Policy	8
Permitted Exceptions	6, 7
Personal Property	2
Plans and Studies	4
Preliminary Closing Statement	23
Project	1
Property	1
Purchase Price	4
Purchaser	1
Purchaser’s Post-Closing Matters	28
Qualified Third Party	9
Receiver	1
Receiver Condition	18
Sale	38
Seller	1
Seller Account Receivable	35
Seller Liens	6
Seller’s Knowledge	32
Senior Lender	1
Title Commitment	6
Title Cure Period	6
Title Insurer	6
Vehicle Certificates	15
WARN	14
Warranties and Guaranties	4

2

PURCHASE AND SALE AGREEMENT

ASTON KAUAI BEACH AT MAKAIWA

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) made as of the        day of June, 2010 (the “Effective Date”), between WAIPOULI OWNER, LLC, a Delaware limited liability company (the “Seller”), whose address is c/o RREEF America L.L.C., 280 Park Avenue, 22nd Floor, New York, New York 10017, Attention Peggy DaSilva, and JMI REALTY, LLC, a Delaware limited liability company (the “Purchaser”), whose address is 111 Congress Avenue, Suite 2600, Austin, Texas, 78701, Attention Gregory W. Clay.

WHEREAS, Seller is the owner of all of that certain parcel of land located at Waipouli Beach, Island of Kauai, State of Hawaii, more particularly described on Exhibit A attached hereto and incorporated herein, together with all rights, easements, interests, privileges and estates in any way benefiting and/or appurtenant thereto (the “Property”);

WHEREAS, Seller has maintained and operated on the Property a hotel commonly known as the Aston Kauai Beach at Makaiwa, consisting of approximately 311 guest rooms (the “Hotel”) and certain other on-site improvements and facilities with an address at 650 Aleka Loop, Kapaa, Waipouli Beach, Kauai, Hawaii (collectively, the Property, Improvements, Personal Property, Leases, Governmental Permits, Operating Contracts, Equipment Leases, Books, Warranties and Guaranties, Intangible Property, Plans and Studies, and FF&E Account (all as herein or hereinafter defined) are hereafter referred to as the “Project”);

WHEREAS, Wells Fargo Bank, N.A., as Trustee for the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates Series 2006-XLF (the “Senior Lender” ) has commenced a mortgage foreclosure action under applicable Hawaii law in the Circuit Court of the Fifth Circuit, State of Hawaii, Civil No.09-1-0110 (the “Foreclosure” ), and has obtained the appointment of Joseph Toy as the receiver of the Hotel (the “Receiver” ); and

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Project on the terms and conditions hereinbelow set forth.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements herein set forth, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE 1
THE PROJECT

1.1          Agreement to Sell and Purchase.  Seller agrees to sell, assign, transfer, grant and convey to Purchaser and Purchaser agrees to purchase from Seller, the Project for the purchase price and upon the terms and conditions herein set forth, which Project consists of the following property:

1.1.1                 Real Property.  All of the Property.

1.1.2                 Improvements.  All of the buildings, fixtures, structures and improvements located on the Property, including the Hotel, together with any and all facilities, amenities and other improvements located thereon (the “Improvements”).

1.1.3                 Personal Property.  All of Seller’s right, title and interest in the personal property owned by the Seller and located on or in the Property and used in the ownership, operation and maintenance of the Project, including, without limitation, all fixtures, chattels, artwork, furniture, furnishings, appliances, machinery, building supplies, pools, files, records, vehicles, inventory and supplies (including beverages, food, consumables, expendables, mini bar items, spa retail merchandise, and Hotel logo merchandise customarily carried as “inventories” on the balance sheet for the Project whether unopened or in actual use (collectively the “Balance Sheet Inventories”)), apparatus, equipment and fittings, consumables and expendables in actual use and no longer carried as inventories, as well as (except as hereinafter provided) all other personal property presently located on the Property and used in the operation of the Project (but specifically excluding any items of personal property owned by tenants, hotel guests, or the hotel manager, Aston Hotels & Resorts LLC (the “Operator”). The excluded personal property owned by the Operator is listed on Schedule 1.1.3 attached hereto. In addition, the term “Personal Property” shall include all other items of personalty owned by Seller that are now, or later may be, placed upon or attached to and used in connection with the operation of the Project regardless of whether enumerated herein. The term “Personal Property” shall not include utility deposits (except to the extent Seller receives a credit for the utility deposits under Section 7.1.8), accounts receivable, operating bank accounts or cash on deposit. “Personal Property” shall not include information considered proprietary by the Operator or pertaining to Seller’s company, financing, tax and other concerns not necessary to operate the Project after Closing.

1.1.4                 Leases.  To the extent assignable, all of Seller’s right, title and interest in, under and to all leases, subleases, licenses, concessions, agreements and other agreements for use and occupancy of any portion of the Project (the “Leases”), together with all security deposits and damage deposits, if any, deposited by tenants in connection with the Leases (“Deposits”). The Leases are more particularly described in Schedule 1.1.4 attached hereto. The term “Lease” shall not include bookings for rooms, banquet facilities and other services of the Hotel.

1.1.5                 Advance Bookings. All agreements and reservations for the use or occupancy of guest rooms, banquet facilities or other facilities at the Hotel, including any off-site catering, for any period after the Adjustment Time (as hereinafter defined), including all deposits held by Seller or Operator with respect thereto (the “Advance Bookings”). Seller will request the Receiver to furnish Purchaser with a current schedule of Advance Bookings promptly after the execution of this Agreement, and if Purchaser proceeds to Closing then Seller will also request an updated schedule (the “Bookings Update” ) as of one (1) day prior to the Closing Date.

1.1.6                 Governmental Permits.  Except for the Liquor License (as hereafter defined), all of Seller’s right, title and interest in any transferable consents, authorizations, variances, waivers, licenses, or permits for the discharge of treated waste, use of the Project or otherwise, and approvals from any governmental or quasi governmental agency, department, board, commission, bureau or other entity or instrumentality in respect of the Project heretofore or hereafter held by or granted to Seller, Seller’s agents or Seller’s predecessors in interest with respect to the Project to the extent assignable, granted to Seller or the Operator, used in or related to the ownership, occupancy and operation of all or any part of the Project, including the Special Management Area Permit and any certificate of occupancy or equivalent thereof (collectively, the “Governmental Permits”), all of which are described in Schedule 1.1.6 attached hereto. Purchaser acknowledges and agrees that it is the responsibility of Purchaser to obtain from the applicable governmental authorities any consents, authorizations, variances, waivers, licenses, or permits, or approval of the transfer of any of the Governmental Permits as shall be necessary or desirable to own or operate the Project. Purchaser further acknowledges and agrees that it is the responsibility of Purchaser to give any required notice to the applicable governmental authorities of the transfer of any of the Governmental Permits. Purchaser agrees to file the necessary applications, notices and other supporting documents with the appropriate governmental agencies, at Purchaser’s sole cost, risk and expense. Seller agrees to cooperate with and assist Purchaser, at no cost to Seller, in Purchaser’s pursuit of the items described in this subsection.

1.1.7                  Operating Contracts. All of Seller’s right, title and interest in any purchase, service, maintenance, repair and utility contracts or agreements, and all other contracts and agreements of Seller or its agents on behalf of Seller respecting the ownership, maintenance, management, service, use and operation of the Project to the extent transferable (“Operating Contracts”), but excluding the existing agreement with Operator for the management of the Hotel (the “Management Agreement”) and any employment contracts. A list of each of the Operating Contracts is set forth in Schedule 1.1.7 attached hereto (provided that, with respect to purchase orders only such purchase orders over $5,000 and purchase orders less than $5,000 not entered into in the ordinary course of operation of the Hotel are required to be listed thereon). Purchaser shall assume the Operating Contracts and the Equipment Leases as of the Closing Date. Purchaser acknowledges and agrees that it is the responsibility of Purchaser to review the Operating Contracts and, if Purchaser delivers the Election Notice as hereinafter provided then to obtain any approvals from third parties of the transfer of any of the Operating Contracts identified on Schedule 1.1.7 and Equipment Leases identified on Schedule 1.1.8 as shall be necessary or desirable in Purchaser’s judgment to own or operate the Project. Purchaser further acknowledges and agrees that it is the responsibility of Purchaser to give any required notice to third parties of the transfer of any of the existing Operating Contracts and Equipment Leases and to obtain any required approvals for the transfer of the Operating Contracts and Equipment Leases. Purchaser agrees that if Purchaser does not obtain any required approval of the transfer of any Operating Contracts or Equipment Leases then Purchaser shall be responsible for paying any amounts payable under such Operating Contracts or Equipment Leases after Closing as a result of the failure to obtain such approval. Seller agrees to cooperate with and assist Purchaser, at no cost to Seller, in Purchaser’s pursuit of the items described in this subsection.

1.1.8                  Equipment Leases. All of Seller’s right, title and interests in and to the Equipment Leases listed on Schedule 1.1.8 attached hereto. Any Equipment Leases (i) that are not listed on said Schedule 1.1.8, and (ii) that would be required to be accounted for as capital leases under generally accepted accounting principles are hereinafter referred to as “Capital Leases”.

1.1.9                  Intangible Property. All of Seller’s right, title and interest in the books, records, accounts, ledgers, files, guest registers, maintenance records, goodwill, rental and reservation records, and guest incentive program information used in connection with the operation, management and maintenance of the Project in the possession or control of the Seller or, to the extent held as agent for Owner, the Operator (collectively, “Books”); to the extent transferable all warranties and guaranties relating to the Project (“Warranties and Guaranties”); all of the Seller’s right, title and interest, if any, to the extent transferable, in (i) computer software (excluding Operator’s proprietary software listed on Schedule 1.1.9 attached hereto), (ii) all computer related and other data concerning the Project; (iii) various plans, data, and other information pertaining to any proposed or contemplated timeshare project for any portion of the property; and (iv) any and all concepts, trademarks, logos, internet domain names, telephone and telephone numbers, service marks, license agreements and other intellectual property rights not owned by the Operator associated with the Project, and any other intangible property not listed above in this Section 1.1.9 in which Seller or its agents have acquired an interest in connection with the Project (collectively, “Intangible Property”); all plans, specifications, drawings, engineering, environmental and soils reports or test results and similar materials in the possession or control of the Seller to the extent transferable (collectively, “Plans and Studies”); and any registrations, entitlements, approvals or pending ad valorem real estate tax appeal or related proceeding for the tax year in which the Closing occurs and thereafter to the extent transferable, it being agreed and intended by the parties that the entirety of the transferable assets located at or used in connection with the Project shall be conveyed to Purchaser. The term “Books” shall not include information pertaining to Seller’s company financing, tax (other than ad valorem taxes relating to the Project) and other concerns not necessary to operate the Project after Closing.

1.2           Petty Cash. Any and all till money and cash in house banks to the extent Seller receives a credit as set forth in Section 7.1.3.

ARTICLE 2

PURCHASE AND CLOSING

2.1           Purchase Price and Earnest Money.

(a)           The purchase price is Thirty-Eight Million and No/100ths Dollars ($38,000,000.00) (the “Purchase Price”), subject to the terms of subsection 2.1(e) below. Seller, Purchaser and Escrow Agent (as hereafter defined) shall concurrently herewith execute an escrow agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit B.

(b)           Upon the execution of this Agreement Purchaser has deposited with the Escrow Agent initial earnest money in the amount of Two Hundred Fifty Thousand Dollars ($250,000), which sum (the “Initial Deposit” ) shall be held in accordance with the Escrow Agreement.

(c)           If Purchaser does not terminate this Agreement pursuant to and in accordance with Section 5.4 below, Purchaser shall, at or prior to the expiration of the Due Diligence Period, deposit with the Escrow Agent additional earnest money in the sum of Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) to be held in accordance with the Escrow Agreement.

(d)           The earnest money, together with any interest earned thereon net of investment costs, are referred to in this Agreement as the “Earnest Money”. The Earnest Money shall be invested as Purchaser directs in one or more investments reasonably acceptable to Seller. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number. Failure to make such Earnest Money deposit on said date shall be deemed to effect the immediate termination of this Agreement.

(e)           At the Closing, Purchaser shall, in addition to paying the Purchase Price, execute such documents as may be required to satisfy the Financing Condition, including making the deliveries and/or deposits with the Senior Lender thereunder.  The parties acknowledge and agree that the Purchase Price, before adjustment pursuant to the terms of this Agreement, shall be equal to the principal loan amount to be assumed by Purchaser at the Closing as provided in the Financing Condition, and that by assuming such principal loan amount the Purchaser shall be deemed to have paid the Purchase Price in full.

2.2           Closing. Unless otherwise agreed by Seller and Purchaser, the closing and the consummation of the purchase and sale of the Property (the “Closing”) shall take place through the Escrow Agent commencing at 8:01 A.M. Hawaii Standard Time on the next business day that is at least seventy-five (75) days following Receiver’s giving the Management Termination Notice (the “Closing Date” ). At least two (2) business days prior to the Closing, Purchaser shall pay to Escrow Agent, with current, federal funds wire transferred to Escrow Agent’s account, the excess of (i) Purchaser’s share of the closing costs as hereinafter provided, (ii) the closing prorations and adjustments to be made pursuant to ARTICLE 7 below, and (iii) the deposits to be delivered to Senior Lender in order to satisfy the Financing Condition, over the sum of the Earnest Money (such amount payable by Purchaser being referred to hereinafter as the “Balance”).

2.3           Escrow Agreement. The Earnest Money shall be paid to and held in escrow by Title Guaranty Escrow Services, Inc., 235 Queen Street, Honolulu HI 96813, Attn. Barbara Paulo, Vice President (the “Escrow Agent”) pursuant to the Escrow Agreement until the Closing or sooner termination of this Agreement.

2.4           Allocation of Purchase Price. For purposes of filing the Report of Bulk Sale or Transfer (Form G-8A), Seller and Purchaser shall report “Inventory of Stock in Trade” based upon the original net invoice price paid by Seller for such inventory.

ARTICLE 3

TITLE

3.1           Title Commitment and Survey.

3.1.1                  Title Commitment. No later than two (2) business days after the Effective Date, Purchaser shall order a current title report issued by Chicago Title Insurance Company (the “Title Insurer”), ordered through the Title Insurer’s National Commercial Services Office in San Diego, California using Title Guaranty of Hawaii, Inc. as their local agent, showing title to the Property and Improvements (as vested in Seller) and a commitment (subject to standard conditions) to insure such title to the Property and Property Improvements in Purchaser upon the Closing by the issuance of an ALTA form of standard coverage policy of owner’s title insurance in the amount of the Purchase Price (collectively, the “Title Commitment”). Purchaser shall have the right to require the issuance of extended coverage and/or additional endorsements to such title policy at its sole expense, if Purchaser deems such endorsements reasonably necessary for its protection.

3.1.2                  Survey. Seller has delivered to Purchaser an ALTA/ACSM land title survey of the Property and Improvements dated April 25, 2008 (the “Existing Survey”), prepared by Walter P. Thompson, Inc.  Purchaser shall have the right to have the Existing Survey updated and any such updated survey obtained at or prior to the delivery of the Election Notice is hereinafter referred to as the “New Survey” ).

3.2           Title Review.

3.2.1                  Generally.  All matters affecting title to the Property as of the date of the Election Notice (including any matters shown in the Existing Survey or any New Survey) are “Permitted Exceptions;” provided, however, that in no event will any mortgage, deed of trust, financing statements, tax liens or judgments, mechanics’ or suppliers’ lien resulting from work performed by or on behalf of Seller, or other monetary lien in a liquidated amount made by or on behalf of Seller encumbering any portion of the Property or Improvements (“Seller Liens”) constitute a Permitted Exception. Notwithstanding the foregoing, the following shall be deemed to be Permitted Exceptions and not to be Seller Liens: (i) the lien securing the existing first mortgage lien, as modified as described below in Section 6.8 in satisfaction of the Financing Condition, and (ii) the lien for non-delinquent taxes or other amounts to be prorated as set forth in Section 7.1.6.

3.2.2                  Objections.  If Purchaser finds any exceptions to the title other than (i) the Permitted Exceptions, (ii) the Seller Liens (which will be paid by Seller at Closing) or (iii) such other matters as are provided herein to be or become Permitted Exceptions, Seller shall have five (5) days after receipt of Purchaser’s notice (the “Title Cure Period”) in which to elect, by written notice to Purchaser, either (I) to cure Purchaser’s objections, or (II) not to cure Purchaser’s objections; provided, however, notwithstanding the foregoing, Seller shall have no obligation whatsoever to cure or attempt to cure any of Purchaser’s objections, except for Seller Liens, unless it affirmatively elects in writing to cure Purchaser’s objections. In the event that Seller fails to provide such written notice of its election to proceed under either clause (I) or (II) above, Seller shall be deemed to have elected clause (II) above.

(a)           If Purchaser provides objections and all of Purchaser’s objections are not cured (or agreed to be cured by Seller prior to Closing) for any reason, then, within five (5) days after the last day of the Title Cure Period, Purchaser shall, as its sole and exclusive remedy, waiving all other remedies, either:

(x) terminate this Agreement by giving a termination notice to Seller, at which time Escrow Agent shall return the Earnest Money to Purchaser and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination); or (y) waive the uncured objections by proceeding to Closing and thereby be deemed to have approved the Purchaser’s title as shown in the Title Commitment, the title exception documents, the Existing Survey, any New Survey, and any such uncured objections (excluding Seller Liens) shall become “Permitted Exceptions”.

(b)           If Seller does not timely receive notice of Purchaser’s election to terminate under this Section, Purchaser will be deemed to have waived the uncured objections and to approve the title as shown in the Title Commitment, the title exception documents, the Existing Survey, any New Survey, and such uncured objections shall become Permitted Exceptions.

(c)           In addition to those matters hereinabove described, Permitted Exceptions will include: (a) all applicable laws, rules, decisions and regulations, including without limitation, public building, environmental, special management area, land use, zoning and subdivision laws, landmark, historic and wetland designations, and other public restrictions and regulations, and all amendments thereof and additions thereto; (b) the Leases to the extent assignable; (c) any liens for non-delinquent real estate taxes, water charges, sewer rents, and the like, provided that an apportionment of them is made at the Closing as set forth in Section 7.1; and (d) any assessment or other public, governmental or quasi governmental tax or charge that constitutes a lien on the Project as of or after the Closing but not due and payable until after the Closing; provided that an apportionment of the same is made at Closing.

3.3           New Title Matters.

(a)           If any update of the Title Commitment or the New Survey obtained by Purchaser prior to Closing shall show any exceptions that are not Permitted Exceptions or contain any additional requirements not shown in the Title Commitment to which Purchaser objects within five (5) business days following Purchaser’s receipt of notice thereof together with legible copies of related recorded documents, Seller shall have three (3) business days from receipt of Purchaser’s written objection notice to notify Purchaser which additional matters Seller agrees to cure, provided that Seller’s failure to provide any written notice shall be deemed requisite notice to cure none. Purchaser shall then have two (2) business days from receipt of Seller’s notice of which additional matters Seller agrees to cure to either (i) accept by written notice to Seller the status of title, subject to Seller’s obligation to cure any matters that Seller has agreed to cure and subject to Title Insurer’s obligation to insure over any matters over which Title Insurer has agreed to insure (if Title Insurer has so agreed and the same is reasonably acceptable to Purchaser), or to waive the additional matters and proceed to Closing, or (ii) terminate this Agreement by written notice to Seller, and in the event of such termination the Earnest Money (less Purchaser’s share of any escrow charges) shall be returned to Purchaser and the parties shall have no further rights, liabilities or obligations under this Agreement (other than those that expressly survive termination).

(b)           If Purchaser does not terminate this Agreement as a result of the application of the provisions referenced to in the previous sentence, then (i) this Agreement shall remain in full force and effect in accordance with its terms, and (ii) Purchaser shall have no right to terminate this Agreement and to receive a refund of the Earnest Money for any matter described in this Section. Notwithstanding the foregoing, all Seller Liens must be satisfied by Seller on or prior to the Closing Date.

3.4           Title Insurance. At Closing, Purchaser shall cause the Title Commitment to be updated for purposes of issuance of an ALTA Owner’s Policy of Title Insurance (the “Owner’s Policy”) insuring fee simple title to the Property and the Improvements with such endorsements as have been agreed to by Purchaser and the Title Insurer during the Due Diligence Period.

ARTICLE 4

RISK OF LOSS

4.1           Casualties.

4.1.1                  Material Casualty. If any “Material” (as defined below) damage to the Property and Improvements shall occur prior to the Closing Date by reason of fire, windstorm, earthquake, hail, explosion or other casualty, Purchaser may elect to either (i) terminate this Agreement by giving written notice to Seller, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further Obligations or liability whatsoever to the other hereunder (except as otherwise expressly provided herein) or (ii) close without adjustment to the Purchase Price (in which event (i) Senior Lender shall credit against the amounts payable by Purchaser to Senior Lender pursuant to the Financing Condition, only, any applicable deductible amount and the proceeds of insurance will be held by the Senior Lender pursuant to its first mortgage, as modified in satisfaction of the Financing Condition). If prior to Closing a Material portion of the Property shall be damaged or destroyed and such casualty is not then covered by Seller’s insurance, then either Seller or Purchaser may terminate this Agreement, in which event the Earnest Money (less Purchaser’s share of escrow charges) shall be returned to Purchaser and neither party shall have any further obligations or liability to the other hereunder (except as otherwise expressly provided herein).

4.1.2                  Casualty Not Material. If any damage that is not Material shall occur prior to Closing, the amount of any applicable deductible under Seller’s insurance policies shall be credited against the amounts payable by Purchaser to Senior Lender pursuant to the Financing Condition and the net proceeds of any payment to Seller under such insurance policies (including business interruption proceeds for any period after the Closing Date to the extent that Purchaser shall suffer the loss for which such proceeds were paid) shall be applied toward such payments to the extent such insurance payments have been received by Seller or Seller shall assign to Purchaser all of Seller’s right, title and interest in any such payments to the extent such insurance payments have not been received by Seller. If any damage that is not Material shall occur prior to Closing and such casualty is not then covered by Seller’s insurance, then this Agreement shall remain in effect, and the amount reasonably anticipated to be required to restore the Project from such casualty shall be credited against the amounts payable by Purchaser to Senior Lender pursuant to the Financing Condition.

4.2           Takings. If, prior to the Closing Date, any portion or all of the Property is taken by eminent domain or by an act of governmental authority, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

4.2.1                  Material Taking. If a Material part of the Property is taken, Purchaser shall have the option of either (i) (A) applying the net proceeds of any condemnation award toward the payment of the amounts payable by Purchaser to Senior Lender pursuant to the Financing Condition to the extent such condemnation awards have been received by Senior Lender, or (B) receiving an assignment from Seller of Seller’s right, title and interest in any such awards to the extent such condemnation awards have not been received by Seller, or (ii) terminating this Agreement by delivering written notice of such termination to Seller. In the event that Purchaser elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser whereupon this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder (except as otherwise expressly provided herein).

4.2.2                  Taking Not Material. If a part of the Property that is not Material is taken by an act of governmental authority, neither party shall have any right to terminate this Agreement, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, provided, however, that Seller shall, at the Closing, assign and turn over, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such taking that may have been collected by Seller as a result of such taking and all claims related thereto.

4.3           Materiality. For the purposes hereof, “Material”  shall mean any damage or destruction to the Project that would (a) take more than one hundred twenty (120) days to repair; (b) result in the aggregate cost to repair and the cost due to business interruption being in excess of Seven Hundred Fifty Thousand Dollars ($750,000.00); (c) render the lobby, reception area or front desk unavailable for use for a period longer than thirty (30) days following the scheduled Closing; (d) materially interfere with the operation of the Project for a period longer than thirty (30) days following the scheduled Closing; or (e) any condemnation of any portion or all of the Property and Improvements that materially interferes with the current operation of the Hotel, including any taking that (i) eliminates the sole or any required means of legal ingress and/or egress from the Property, to public roads or adjacent beach or shoreline, with no comparable, convenient, legal substitute ingress and/or egress being available, or (ii) that results in a loss of such parking on the Property as renders the Property noncompliant with then current zoning and similar laws. The time or cost to repair any casualty damage and the cost due to business interruption will be determined based on a written good faith estimate by a Qualified Third Party setting forth such Qualified Third Party’s estimate of the cost and time to repair such damage or destruction, as confirmed in writing (on an estimated basis, only) by a reputable general contractor willing and able to perform such work. For this purpose, a “Qualified Third Party”

shall mean a professional cost estimator or insurance adjuster selected by Seller and approved by Purchaser, which approval shall not be unreasonably withheld.

4.4           Notice. Within two (2) days upon learning thereof, Seller shall give Purchaser written notice of any condemnation, damage or destruction of the Property occurring prior to the Closing.

ARTICLE 5

INSPECTION AND CONDITION OF PROJECT

5.1           Purchaser’s Inspection.

5.1.1                  Inspection. Seller shall, upon receipt of reasonable notice from Purchaser, request that the Receiver cause Operator to permit Purchaser to come upon the Property for the purpose of making such non-destructive inspections as Purchaser shall deem necessary or desirable.

5.1.2                  Seller Deliveries. Promptly after the execution of this Agreement, Seller shall authorize the Receiver to make available to Purchaser, to the extent in the possession or control of Receiver, Seller and/or Operator, all materials, reports, studies, permits or similar items related to the Project, including but not limited to the following, in order to facilitate Purchaser’s review:

(a)                                  Soils, geotechnical and environmental reports;

(b)                                 The title policy issued to Seller for the Property and Improvements and the Existing Survey;

(c)                                  Topographic maps of the site;

(d)                                 Development-related applications submitted to governmental authorities, if any, and any resolutions, recorded agreements, side letters or other agreements or correspondence related thereto;

(e)                                  Documentation relating to environmental mitigation and monitoring requirements, if any;

(f)                                    As-built plans and specifications;

(g)                                 Copies of real estate tax bills for the past three (3) years;

(h)                                 Operating Statements for the past three (3) years;

(i)                                     Repair and maintenance reports for the past three (3) years;

(j)                                     Equipment warranties and operating manuals;

(k)                                  Existing Senior Lender loan documents;

(l)                                     Copies of utility bills for the most recent twelve (12) months;

(m)                               Copies of Governmental Permits;

(n)                                 A copy of the most recent inventory for the Hotel;

(o)                                 Shoreline surveys;

(p)                                 Any reports or studies regarding historical trails or archaeological matters;

(q)                                 Copies of all insurance policies in place with respect to the Project; and

(r)                                    The documents contained on the due diligence request list attached hereto as Exhibit F.

Purchaser acknowledges that the documents assembled and/or delivered by Seller pursuant to this Section are done for the purpose of aiding in Purchaser’s review and, absent intentional concealment or a breach of one of the express representations of Seller set forth in ARTICLE 13 below, Seller shall have no liability for any inaccuracies, errors or omissions in such materials.

5.1.3                  Insurance Requirements. Purchaser’s right of inspection pursuant to this Section 5.1 shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. Before entering upon the Property, Purchaser shall furnish to Seller a certificate of insurance evidencing: (a) general liability insurance coverage of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate, (b) commercial automobile insurance coverage of not less than One Million Dollars ($1,000,000.00) per occurrence which shall cover liability arising in connection with any automobile at the Property (including owned, hired and non-owned automobiles), and (iii) workers’ compensation insurance as required by statute in the state where the Property is located and employer’s liability insurance of not less than One Million Dollars ($1,000,000.00) per accident. With respect to the coverage required by subsections (a) and (b) immediately preceding, each of Receiver, Seller, Gaylord Hotels, Inc. (“Gaylord”), RREEF Global Opportunities Fund II, LLC Wells Fargo, N.A., as trustee for the Mortgage Pass-Through Certificates Series 2006-XLF and Morgan Stanley Mortgage Capital Holdings LLC (collectively, the “Lenders”) and their respective agents and affiliates shall be named as additional insureds. Further, such insurance coverage shall (i) be issued by an insurance company licensed to do business in the state where the Property is located having a rating of at least “AVIII” by A.M. Best Company, (ii) be primary and any insurance maintained by Seller as to costs, expenses or liabilities arising from Purchaser’s inspection shall be excess and noncontributory, (iii) include contractual liability coverage with respect to Purchaser’s indemnity obligations set forth in this Agreement (it being understood, however, that the availability of such insurance shall not serve to limit or define the scope of Purchaser’s indemnity obligations under this Agreement in any manner whatsoever), and (iv) not contain any exclusions for work performed at hotel properties, or for “insured versus insured” claims as respects any potential claim by Seller against Purchaser. Such certificate shall also provide that the coverage may not be cancelled, non-

renewed or reduced without at least thirty (30) days’ prior written notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller, which consent shall not be withheld or delayed unreasonably. No inspection shall involve the taking of samples or other physically invasive procedures without the prior written consent of Seller in its reasonable discretion, nor shall the same either unreasonably interfere with the normal operations of the Property or require Operator’s personnel to work overtime hours to accommodate Purchaser. Such right of inspection shall continue from the Effective Date until the first to occur of (i) the termination of this Agreement and (ii) the Closing.

5.1.4                  Interview Rights. In order to facilitate Purchaser’s inspection, Seller will request that the Receiver cause the Operator to permit Purchaser, or its representatives, upon not less than two (2) business days’ notice to Seller, to interview and otherwise meet with all Hotel executive managers after delivery of the Election Notice; provided, however, that Seller will request such interview rights with the general manager and director of sales of the Hotel following the Effective Date. Seller, or its representative will have the right to be present at any of such meetings, but Purchaser may proceed with the meetings if Seller is provided the required notice and does not attend the meeting.

5.1.5                  As Is Condition. Subject to the terms of this Agreement, including Seller’s covenants in ARTICLE 8 and Seller’s representations and warranties in ARTICLE 13, DELIVERY OF THE PROJECT AT CLOSING WILL BE AS IS, WHERE IS AND WITH ALL FAULTS.

5.1.6                  Disclaimer. Except for the representations and warranties of Seller contained in this Agreement or in the Closing Documents executed by Seller, SELLER HAS DISCLAIMED ANY EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE PROJECT OR ANY ECONOMIC RESULTS TO BE OBTAINED IN THE FUTURE FROM THE OWNERSHIP AND OPERATION OF THE PROJECT OR ANY OF THE OTHER MATTERS DESCRIBED ABOVE.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT OR THE CLOSING DOCUMENTS EXECUTED BY SELLER, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE PROJECT, THE CONDITION OR STATE OF REPAIR OF THE PROJECT OR ANY PORTION THEREOF, INCLUDING, BUT NOT LIMITED TO ANY PHYSICAL, ENGINEERING OR ENVIRONMENTAL CONDITION OF THE PROJECT, OR OF VISIBLE OR HIDDEN DEFECTS IN MATERIAL, WORKMANSHIP OR CAPACITY OF THE PROJECT OR ANY PORTION THEREOF, OR OF ANY ECONOMIC RESULTS TO BE OBTAINED OR PREDICTED IN THE OWNERSHIP AND OPERATION OF THE PROJECT, INCLUDING, BUT NOT LIMITED TO ANY REVENUES GENERATED BY THE PROJECT AND EXPENSES INCURRED IN ITS OPERATION, AND THE OTHER MATTERS DESCRIBED ABOVE, AND THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE PROJECT OR ANY PORTION THEREOF.

As used herein the term “Closing Documents” shall mean the Deed, the Bill of Sale and Lease Assignment (as such are defined in Section 6.1 below) or any other document, certificate or instrument delivered by Seller to Purchaser at or in connection with the Closing. This Section shall survive the Closing indefinitely.

5.2           No Obligation to Improve. Except as Seller may otherwise agree herein, Purchaser acknowledges and agrees that Seller is under no obligation to alter, repair (other than in the usual course of business and normal wear and tear excluded), or improve the Project or any portion thereof.

5.3           Purchaser’s Responsibility and Indemnity. Purchaser is solely responsible for and hereby agrees to indemnify, defend (with counsel acceptable to Seller) and hold harmless Seller, Gaylord, RREEF Global Opportunities Fund II, LLC, the Lenders and each of their respective past, present and future affiliates from and against (a) all injuries to persons and (b) physical damage to the Project that, in either case, results from the acts or omissions of Purchaser or its representatives, agents, designees and/or contractors during any inspection, test or investigation conducted by any such parties in connection with Purchaser’s inspection of the Project or any part thereof. Purchaser hereby acknowledges and agrees that it shall carry, or cause its representatives, agents, designees and/or contractors to carry sufficient insurance to cover its obligations pursuant to this Section 5.3. In the event of physical damage to the Project covered by this indemnity, Purchaser shall repair such damage to substantially the condition as existed immediately prior to such inspection. Notwithstanding anything to the contrary contained in this Agreement, Purchaser’s indemnification obligations shall not include injuries or physical damages that result from existing conditions discovered by Purchaser or that are caused by the negligence or willful misconduct of Seller or Operator. The indemnification obligation of Purchaser in this Section 5.3 shall survive the Closing or earlier termination of this Agreement.

5.4           Due Diligence Period.

(a)           Purchaser shall have until 5:00 PM Hawaii Standard Time on the date that is thirty (30) days from the Effective Date (the “Due Diligence Period” ) within which to inspect the Project.

(b)           If, prior to the expiration of the Due Diligence Period, (i) Purchaser determines that the Project is suitable for its purposes, in Purchaser’s sole and absolute discretion, (ii) Purchaser delivers to Seller a written notice (the “Election Notice” ) of its election to proceed with its purchase hereunder, and (iii) Purchaser deposits the additional earnest money as provided in Section 2.1(c), then this Agreement shall continue in effect. Promptly after receipt of the Election Notice Seller shall notify the Receiver of the same and request that the Receiver (1) send to the Operator a notice (the “Management Termination Notice”) terminating the Management Agreement on the first business day that is at least seventy-five (75) days thereafter (i.e., the Closing Date), directing the Operator to give the employees at the Property, the Director of the State of Hawaii Department of Labor and Industrial Relations and the Mayor of the County of Kauai the notices required pursuant to the Hawaii Dislocated Worker Act (Chapter 394B, Hawaii Revised Statutes “DWA”) and the Workers

Adjustment and Retraining Notification Act (29 U.S.C. §2101 et seq — “WARN”), and directing the Operator to terminate all employees at the Property (except such employees who may continue as employees of Operator at other properties following Closing) as of the Closing Date and (2) give a copy of such notice to each of Seller and Purchaser.

(c)           If Purchaser shall fail to deliver the Election Notice and deposit with Escrow Agent the additional earnest money as provided in Section 2.1(c) prior to the expiration of the Due Diligence Period, then the Earnest Money theretofore held by Escrow Agent shall be returned to Purchaser, net of Purchaser’s share of escrow fees, and upon such return this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement, except those that expressly survive termination.

ARTICLE 6

CLOSING PROCEDURE AND CONDITIONS PRECEDENT

6.1           Seller’s Performance. At Closing, Seller shall, when appropriate, execute and acknowledge, and deliver to Escrow Agent, pursuant to a separate letter of escrow or the applicable party described below, all of the following, the delivery of which shall be a condition to Purchaser’s obligation to consummate the purchase of the Project:

6.1.1                  Deed. Execute, acknowledge and deliver to Escrow Agent for recording a deed in the form attached hereto as Exhibit C (the “Deed”) conveying the Property, Improvements, and any other portion of the Project comprised of real estate in compliance with ARTICLE 3 hereof.  If the New Survey reflects a discrepancy from the legal description pursuant to which Seller took title to the Property, Seller shall upon request of Purchaser execute a quitclaim deed referencing said survey legal description.

6.1.2                  Bill of Sale and Assignment. Execute, acknowledge (to the extent applicable) and deliver to Escrow Agent: (a) an Assignment and Assumption of Leases and Deposits in the form attached hereto as Exhibit D that transfers and assigns the Leases and Deposits to Purchaser, and (b) a Bill of Sale, General Assignment and Assumption in the form attached hereto as Exhibit E (the “Bill of Sale”) that transfers and assigns the Personal Property, Advance Bookings, Plans and Studies, Warranties and Guaranties, and the Operating Contracts identified on Schedule 1.1.7 (as well as additional Operating Contracts, if any entered into subsequent thereto in accordance with the provisions of ARTICLE 8) and purchase orders in the amount of less than $10,000 not listed on Schedule 1.1.7 (provided, however, Seller shall not be obligated to list or identify such purchase orders if they were entered into in the ordinary course of business and the aggregate amount thereof does not exceed a sum identified to Purchaser in writing by Seller or Operator on or before the Seller Delivery Date or, if no such identification is made, $10,000.00), the Equipment Leases, Governmental Permits, Books and other Personal Property and Intangible Property, to Purchaser. If the Project includes any owned vehicles, Seller shall deliver the Certificates of Title therefor assigned to Purchaser in accordance with Hawaii law (the “Vehicle Certificates” ) to the extent in Seller’s possession or control.

6.1.3                  Good Standing, Tax Clearance Certificates for Seller. Deliver to Escrow Agent (a) Certificates of Good Standing for Seller issued by (i) the Department of Commerce and Consumer Affairs of the State of Hawaii, and (ii) the State of Delaware, and (b) a Tax Clearance Certificate for Seller issued by the Department of Taxation of the State of Hawaii, all of which shall be dated not earlier than ten (10) days prior to the Closing Date.

6.1.4                  HARPTA Affidavit. Execute and deliver to Escrow Agent a Hawaii Department of Taxation Form N 289 (or any successor to such form) to the effect that Seller is a “resident person” as that term is defined in Section 235-68 of the Hawaii Revised Statutes or other evidence reasonably satisfactory to Purchaser that the transaction is exempt from withholding under HRS Chapter 235.

6.1.5                  Originals. Deliver to Purchaser the original Governmental Permits, Books, Plans and Studies (including the “As Built” plans and specifications for the Project), Leases, Equipment Leases, Warranties and Guaranties, and Operating Contracts being assigned or transferred at Closing, to the extent originals are in the possession or control of Seller or its agents, including Operator, and if any of them are not in the possession of Seller or its agents, then copies of such documents, to the extent they are in Seller’s or Operator’s possession or control.

6.1.6                  Notices of Closing. Execute and deliver to Purchaser notices of the Closing to Tenants, utility companies, and such other third parties as Purchaser may deem reasonably necessary or shall reasonably request, all in such form as Purchaser and Seller shall reasonably agree.

6.1.7                  FIRPTA Certificate. Execute and deliver to Escrow Agent a certificate with respect to Section 1445 of the Internal Revenue Code stating that Seller is not a foreign entity as defined in the Internal Revenue Code and I.R.S. Regulations.

6.1.8                  Seller’s Authority Documents. Execute and deliver to Escrow Agent copies of resolutions of the requisite members or managers of Seller consenting to this sale, certified as true, complete and unrevoked by the managing member of Seller, evidencing the power and authority of Seller to enter into and consummate this Agreement and to execute and deliver all documents, instruments or certificates required to be executed and delivered by Seller.

6.1.9                  Closing Statement. A counterpart, executed by Seller, of the Preliminary Closing Statement under Section 7.2.1 conforming to the payments, apportionments and adjustments to be made pursuant to the provisions of this Agreement.

6.1.10                Payment of Certain Costs. Credit against the payment of the Purchase Price or other costs and expenses owed by Purchaser hereunder or in satisfaction of the Closing Condition, or deliver to the Escrow Agent or other applicable party, the amount of money required for the payment of such costs, expenses and other items as are required to be paid by Seller hereunder, or evidence of such payment having been made.

6.1.11                Other Assets. Seller shall deliver or cause to be delivered to Purchaser at the Project, to the extent they are in Seller’s or the Receiver’s possession or control,

(a) all keys and combinations to all locks for the Project, and (b) any other asset, item or component of the Project contemplated hereby.

6.1.12                Advance Bookings. Seller shall request that the Receiver cause to be delivered to Purchaser a current list of Advance Bookings as of the Adjustment Time.

6.1.13                Termination of Management Agreement. Deliver to Purchaser evidence reasonably satisfactory to Purchaser that the Management Agreement has been terminated.

6.1.14                Termination of UCC-1 Financing Statements. Deliver to Purchaser evidence reasonably satisfactory to Purchaser that all UCC-1 Financing Statements (other than those showing Senior Lender as the Secured Party to the extent the existing mortgage financing is assumed by Purchaser), except those relating to Capital Leases, filed against any of the Project will be released in full upon Purchaser’s payment of the Purchase Price.

6.1.15                Tenant Estoppel Letters. Deliver to Purchaser such of the Tenant Estoppel Letters as may have been signed by tenants and received by Seller.

6.2           Purchaser’s Performance. At Closing, Purchaser shall, when appropriate, execute and acknowledge and deliver to Escrow Agent or the applicable party described below, or to such other account or accounts designated by Seller pursuant to Section 2.1 of this Agreement, all of the following, the delivery and acknowledgement of which shall be a condition to Seller’s obligation to consummate the sale of the Project.

6.2.1                  Payment of Purchase Price. Not later than two (2) business days prior to the Closing, pay to Escrow Agent the Balance and such other sums as Purchaser is required to deposit hereunder or in satisfaction of the Financing Condition by wire transfer of immediately available federal funds.

6.2.2                  Payment of Certain Costs. Credit as an addition to the Purchase Price, or deliver to the Escrow Agent or other applicable party, the amount of money required for the payment of such costs, expenses and other items as are required to be paid by Purchaser hereunder, or evidence of such payment having been made.

6.2.3                  Assumption. Deliver to Escrow Agent duly executed and acknowledged (to the extent applicable) Lease Assignments and Bill of Sale in the forms attached hereto as Exhibits D and E, respectively.

6.2.4                  Certification. A copy of the resolutions or other evidence of authority of Purchaser, certified as true, complete and unrevoked by an officer or managing member of Purchaser, approving the transaction contemplated herein and evidencing and confirming the power and authority of the party or parties executing and delivering any instruments, documents or certificates on behalf of Purchaser.

6.2.5                  Closing Statement. A counterpart, executed by Purchaser, of the Preliminary Closing Statement (as required by Section 7.2.1) conforming to the payments, apportionments and adjustments to be made pursuant to the provisions of this Agreement.

6.2.6                  Notices of Closing. Notices of the Closing to tenants, utility companies, and such other third parties as Seller may deem reasonably necessary or shall reasonably request, all in such form as Purchaser and Seller shall reasonably agree.

6.2.7                  A Certificate of Good Standing for Purchaser. At Closing, Purchaser shall deliver such certificate, issued by each of the DCCA of the State of Hawaii and the relevant agency of the State of Purchaser’s organization, as applicable, dated not earlier than twenty (20) days prior to the Closing Date.

6.2.8                  Financing Documents. Such other documents and instruments as may be reasonably required to satisfy the Financing Condition.

6.2.9                  Notice of Mortgage, Pledge or Purchase. At Closing Purchaser shall deliver to Escrow Agent a signed Notice of Mortgage, Pledge or Purchase (Form D-37).

6.3           Concurrent Transactions. All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries.

6.4           Conditions to Obligations of Purchaser. The obligations of Purchaser to execute and deliver the applicable Closing Documents, to pay the Purchase Price and to perform Purchaser’s other obligations at the Closing under this Agreement are and shall be subject to the satisfaction of each of the following conditions at or prior to the Closing, unless otherwise specified:

(a)           Title to the Property and the Improvements shall be free of encumbrances other than Permitted Exceptions and the Title Insurer shall be willing to issue the Owner’s Policy at regular rates for an amount of insurance equal to the Purchase Price, and (ii) title to all items of the Project not consisting of the Property and the Improvements shall be free and clear of all liens, encumbrances, and security agreements, except the terms of the Equipment Leases;

(b)           All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date;

(c)           The Financing Condition (described below) has been satisfied;

(d)           Seller shall have performed, observed, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with on Seller’s part prior to or as of the Closing Date, including the performance and deliveries required by Section 6.1;

(e)           The Governmental Permits, to the extent transferrable, shall have been effectively assigned or transferred to Purchaser;

(f)            The Liquor License shall have been transferred to Purchaser or its designee, or Purchaser or its designee shall have obtained a new or temporary liquor license;

(g)           Subject to the terms of ARTICLE 4, there shall not have been any material adverse change in the condition of the Project or any material adverse change or proposed material adverse change in any Laws applicable to the Project after the delivery of the Election Notice;

(h)           Seller shall have delivered the Bookings Update, the Vehicle Certificates and Tenant Estoppel Certificates signed by each tenant at the Project;

(i)            The “Mortgaged Property” (as such term is defined in the order appointing the Receiver) shall have reverted to Seller (from the Receiver) sufficient to permit delivery of possession of the Project to Purchaser at the Closing (the “Receiver Condition”); and

(j)            The Department of Taxation certificate described in Section 6.9 shall have been delivered to Purchaser.

6.5           Conditions to Obligations of Seller. The obligations of Seller to execute and deliver the applicable Closing Documents and to perform Seller’s other obligations at the Closing under this Agreement are and shall be subject to the satisfaction of each of the following conditions at or prior to the Closing, unless otherwise specified:

(a)           All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date;

(b)           The Financing Condition has been satisfied;

(c)           Senior Lender shall have received (i) clearance for Purchaser, its guarantors and related entities from the U.S. Treasury’s Office of Foreign Assets Control and (ii) updated flood zone certifications acceptable to Senior Lender in its sole discretion;

(d)           Purchaser shall have performed, observed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with on Purchaser’s part prior to or on the Closing Date, including the performance and deliveries required by Section 6.2; and

(e)           The Receiver Condition shall have been satisfied; and

(f)            The Senior Lender shall have made available to Seller such sums as may be required to permit Seller to pay, discharge or deposit any amounts required to be paid, discharged or deposited hereunder, it being acknowledged by Purchaser that Seller has no access to such funds except as so made available through Senior Lender.

6.6           Failure of Conditions of Purchaser or Seller. In the event of failure of any or all of the conditions precedent in either Section 6.4 or 6.5 that is not waived by or deemed to be approved by Purchaser or Seller, as applicable, within the time periods provided, and which failure is not a result of a breach of or default under this Agreement by Seller (as to conditions under Section 6.5) or Purchaser (as to conditions under Section 6.4), this Agreement shall terminate without liability of any kind to either party (other than any liability that expressly survives termination of this Agreement), whereupon the Escrow Agent shall immediately return the Earnest Money to Purchaser. If the failure of such condition is the result of or relates to a breach or default by Seller or Purchaser, the party not in breach of or default under this Agreement may pursue its remedies set forth in ARTICLE 11.

6.7           Transaction Costs. Each party shall pay all attorneys’ fees, accounting fees, and other expenses incurred by it in connection with the transactions contemplated in this Agreement. Seller shall pay (i) one-half of the fees of the Escrow Agent and (ii) the cost of the New Survey and the cost of termination of the Management Agreement, (iii) one-half of the standard owner’s title insurance policy premium, and (iv) State of Hawaii conveyance tax. Purchaser shall pay (1) the premium for the Owner’s Policy and the costs of any endorsements or extended coverage’s obtained by the Purchaser in connection with the Owner’s Policy, in excess of the amount required to be borne by Seller in accordance with the preceding sentence, (2) one-half of the fees of the Escrow Agent and (3) the premiums for the endorsement for the modification to the Lenders’ mortgage and UCC title policies. All other closing costs shall be apportioned in the manner customary in the county where the Property is located.

6.8           Financing Contingency.  Purchaser intends to assume the existing mortgage loan with Senior Lender on the terms described in Exhibit G attached hereto or such other terms as may be agreed upon by Purchaser and Senior Lender — such terms, as modified by Agreement with the Senior Lender prior to the Election Notice, are hereinafter referred to the “Financing Terms”) in satisfaction of the Purchase Price.  Purchaser agrees, as and when requested by Senior Lender, to submit to the Senior Lender such documents and amounts as may be reasonably required in order to process and/or commit to such modification of its loan. Purchaser further agrees to take all commercially reasonable actions required to assume (and modify to the extent necessary to conform with the Financing Terms) the existing loan related to the Property currently held by the Senior Lender on the Financing Terms.  If Purchaser takes such commercially reasonable actions, Purchaser’s obligation to close hereunder is subject to the condition (the “Financing Condition”) that the Senior Lender approves the assumption of such loan by Purchaser.

6.9           Form G-8A, Report of Bulk Sale or Transfer. Subject to the Receiver cooperating with Seller by arranging for and causing the preparation and filing of any Hawaii general excise tax and/or transient accommodations tax returns required under applicable law, Seller shall file the report of bulk sale or transfer required pursuant to HRS Section 237-43 and obtain prior to the Closing a copy of the certificate issued by the Department of Taxation (the “Department” ) described in HRS Section 237-43(b).  Seller has requested that Senior Lender advance, and Senior Lender has confirmed to Seller that Senior Lender will advance, and subject to receipt of such advance Seller shall pay when due the full amount of the taxes required for the Director of Taxation to issue the certificate to the effect that all taxes, penalties and interest levied or accrued under title 14 HRS for taxes administered by the Department of Taxation against the Seller or constituting a lien on the Property, or any portion thereof, have been paid.

ARTICLE 7

PRORATIONS AND ADJUSTMENTS

7.1           Prorations. At Closing, the following adjustments and prorations shall be computed as of 12:01 a.m. (all times in this ARTICLE 7 being Hawaii Standard Time) on the Closing Date (hereinafter called the “Adjustment Time”), and the Purchase Price shall be adjusted to reflect such prorations. All prorations shall be subject to Section 7.2. All items of revenue, cost and expense of the Project with respect to the period prior to the Adjustment Time shall be for the account of Seller. All items of revenue, cost and expense of the Project with respect to the period after the Adjustment Time shall be for the account of Purchaser.

7.1.1                  Accounts Receivable. Purchaser is not acquiring accounts receivable relating to the operation of the Hotel prior to the Adjustment Time, and all such accounts receivable shall remain the property of Seller.

7.1.2                  Accounts Payable. Purchaser shall receive a credit at Closing in the amount of all accounts payable as of the Adjustment Time, a list of which shall be provided by Seller to Purchaser at the Closing, and Purchaser shall pay such accounts payable thereafter.

7.1.3                  Cash. Seller shall receive a credit for all cash in the cash registers, vaults, safes (other than that belonging to guests) and “petty cash boxes,” certified as complete and accurate by Operator.

7.1.4                  Room Revenues. At Closing Seller shall receive (i) a credit in an amount equal to all charges accrued to the open accounts of any guests or customers staying at the Hotel as of the Proration Time for all room nights up to (but not including) the night during which the Adjustment Time occurs and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such charges. The final night’s room revenue (all revenue related to rooms occupied on the evening preceding the Closing Date as well as movie revenues and parking for such evening) shall be adjusted at Closing and Seller shall receive a credit at Closing in such sum as represents 50% thereof, net of 50% of related credit card company or other commissions to be deducted therefrom by the remitting party with Purchaser entitled to the remaining 50% thereof. From and after the Adjustment Time, revenue from the Hotel attributable to food and beverage and other sales or services shall belong to Purchaser. Purchaser shall receive a credit at Closing in the amount of any unpaid sales and/or hotel/motel occupancy taxes, travel agent commissions and fees and similar costs for the period prior to the Adjustment Time with respect to Hotel guests departing after the Adjustment Time, which Purchaser shall report and pay to the taxing authority.

7.1.5                  Advance Deposits. On the Closing Date Seller shall provide to Purchaser a complete schedule of post-closing Advance Bookings, including all confirmed guest reservations listing or advance reservations for banquets and food services to be provided after the Closing Date. Seller shall credit to Purchaser the amount of such prepayments and deposits that have been received by Seller in connection with such reservations, as well as the amount of any commissions due to credit and referral organizations relating thereto. Any post-Closing prepayments made to Seller or Operator on account of services to be provided at the Hotel after the Adjustment Time shall be forwarded to Purchaser upon receipt.

7.1.6                  Taxes, Assessments and Sewer Charges. Non-delinquent real and personal property taxes, assessments and all other public or governmental charges (including charges, assessments, liens or encumbrances for sewer, water, drainage or other public improvements completed or commenced on or prior to the date of Closing) with respect to the Project shall be adjusted and apportioned as of the Adjustment Time. Seller acknowledges its responsibility for the payment at or prior to Closing (or giving Purchaser credit therefor at Closing) of the items listed in the preceding sentence that are payable for any time period in which Seller has title to the Project. If the exact amount of taxes is not known at Closing, the proration will be based on the prior year’s taxes, subject to adjustment between the parties upon the receipt of the final bill for taxes of the year in which the Closing occurs. In the event that a tax appeal for any of the items described in the first sentence hereof is pending at Closing by Seller, (i) Seller shall consult with Purchaser regarding the prosecution of such appeal and shall not settle such appeal without Purchaser’s approval not to be unreasonably withheld, and (ii) a subsequent adjustment will be made between Seller and Purchaser based upon a re-proration of real estate taxes in accordance with the results of such appeal, including, without limitation, the reasonable costs and fees of any third party, person, or company retained by Seller to appeal such taxes and assessments. Seller shall be responsible for all of its federal or local income, franchise, bulk sales tax (if any), sales or similar taxes applicable to the transaction contemplated by this Agreement. Seller shall also be responsible for sales, use, hotel, room, occupancy, excise and similar taxes for the Hotel relating to periods before the Closing Date. Purchaser shall immediately forward to Seller any tax refunds or payments belonging to Seller that Purchaser receives. Seller shall immediately forward to Purchaser any tax refunds or payments belonging to Purchaser that Seller receives. The adjustments in this Section 7.1.6 shall not be subject to the final Settlement under Section 7.2.2.

7.1.7                  Deposits and Rentals. Purchaser shall receive a transfer from the Receiver of all Deposits and rents, if any, held by the Receiver that relate to the period following the Adjustment Time. During the period from and after the Closing Date, Purchaser shall cause to be delivered promptly to Seller any and all rents (including actual payments of operating expenses, tax or insurance reimbursements) accrued but uncollected as of the Closing Date to the extent subsequently collected by Purchaser; provided, however, Purchaser and Seller agree that (a) they shall adjust at Closing only for rentals actually paid under the Leases for the month of Closing, and (b) Purchaser shall otherwise apply rents received after Closing under any Lease (including actual payments of operating expenses, tax or insurance reimbursements) in the following order: (i) first, to the rent due under such Lease for the month in which the Closing occurs, adjusted between Purchaser and Seller as of the Adjustment Time; (ii) then to Purchaser for any other arrearages accruing under such Lease subsequent to the Adjustment Time, and (iii) then, the remainder to Seller to the extent of any accrued by unpaid rent due from the tenant as of the Adjustment Time. From and after the Closing Date, Purchaser and Seller shall promptly deliver to the other any and all rents due under any Lease (including actual payments of operating expenses, tax or insurance reimbursements) collected from any tenant that are payable to the other party as set forth herein.

7.1.8                  Water Charges Fuel and Utilities. Telephone contracts and contracts for the supply of water, heat, steam, electric power, gas, lighting, fuel and any other utility service shall be prorated as of the Adjustment Time, with Seller receiving a credit for each deposit, if any, made by Seller as security under any such utility service contracts if the same is transferable and provided such deposit remains on account for the benefit of Purchaser (with credit to Seller at Closing in the amount of the deposit). Notwithstanding the foregoing, Seller shall request each utility company providing utility service to the Property to cause all utility billings to be closed and billed as of the Closing Date in order that any utility charges may be separately billed for the period prior to the Closing Date, in which case no proration will be made with respect to such charges. In connection with any proration of utility charges, the parties shall presume that any utility charges were uniformly incurred during the billing period in which Closing occurs. Where possible, readings as of the Adjustment Time (or as close thereto as practicable) will be secured for all utilities on the Closing Date (or as close thereto as practicable).

7.1.9                  Fees for Licenses and Permits. Fees paid or payable, if any, in the year of Closing for Licenses and Permits to the extent such Licenses and Permits are transferred to Purchaser shall be adjusted and apportioned as of the Adjustment Time.

7.1.10                Prepaid Expenses. Prepaid expenses, including without limitation, resort association and subdivision dues and fees, trade association dues and trade subscriptions, to the extent transferable and actually transferred to Purchaser, and deposits held by third parties for the benefit of the Project, to the extent that the same are assignable and remain on deposit for the benefit of Purchaser, and commissions of credit and referral organizations to the extent available for Purchaser’s benefit shall be adjusted and apportioned as of the Adjustment Time.

7.1.11                Operating Agreements. Amounts paid or payable under any continuing Operating Contracts or Equipment Leases, if any, shall be adjusted and apportioned as of the Adjustment Time.

7.1.12                Management Agreement. All amounts payable to the Operator under the Management Agreement, including all payments in connection with the termination thereof, shall be the sole obligation of Seller.

7.1.13                Gift Certificates/Discount Coupons. Purchaser shall receive a credit in the amount of all gift certificates and discount coupons sold or given away prior to Closing to the extent not utilized prior to Closing.

7.1.14                Employee Expenses. No proration shall be made with respect to amounts payable to employees of Seller or Operator and Purchaser shall have no obligation as to any payments relating thereto.

7.1.15                Intent of Proration Provisions. The intent of the prorations and adjustments provided for herein is that Seller shall bear all expenses of ownership and operation of the Project and shall receive all income therefrom accruing through the Adjustment Time, and Purchaser shall bear all such expenses and receive all such income accruing thereafter. To the extent further adjustments are required beyond those provided for in order to effectuate the intent of this ARTICLE 7, Purchaser and Seller shall complete the adjustments within the one-hundred twenty (120) day period as set forth in Section 7.2.2.

7.1.16                Miscellaneous. All other charges and fees customarily prorated and adjusted in similar transactions and not specifically limited or provided for herein shall be prorated at Closing and thereafter be assumed by Purchaser (to the extent of the credit received by Purchaser), except with respect to obligations and agreements that Seller and Purchaser agree in writing that Purchaser will not assume. In the event that accurate prorations and other adjustments cannot be made at Closing because current bills or statements are not obtainable (as, for example, utility bills), the parties shall prorate on the best available information, subject to adjustment upon receipt of the final bill or statement.

7.2           Procedures for Prorations.

7.2.1                  Preliminary Closing Statement. No later than five (5) days prior to the Closing Date, Purchaser and Seller shall prepare a schedule of tentative prorations. Any net credit to Seller reflected in the prorations agreed upon as of Closing, shall be paid by Purchaser to Seller, and any net credit to Purchaser in the prorations agreed upon as of Closing shall be paid by Seller to Purchaser, by increasing or reducing the cash to be paid by Purchaser to Senior Lender at Closing pursuant to the Financing Condition. All prorations and adjustments shall be made on the Closing Date based on the best available information. A copy of the schedule of prorations (the “Preliminary Closing Statement”) as agreed upon by Purchaser and Seller shall be approved by the parties at Closing.

7.2.2                  Final Settlement. A final settlement (the “Final Settlement”) of Closing prorations and adjustments shall take place as follows:

(a)           No later than 120 days following the Closing Date, Purchaser shall deliver a schedule of the prorations (the “Final Closing Statement”) to Seller setting forth Purchaser’s determination of all adjustments to the Preliminary Closing Statement it believes are necessary to complete the prorations as set forth in this ARTICLE 7.

(b)           Purchaser and Seller shall cooperate in good faith to reconcile all items included on the Final Closing Statement. The Final Closing Statement shall be binding and conclusive on all parties hereto, unless within ten (10) business days after receipt by Seller of the Final Closing Statement Seller notifies Purchaser in writing that it seeks an adjustment in the Final Closing Statement, and specifies in reasonable detail the items that it seeks to adjust and the reasons therefor. The parties shall attempt to resolve such dispute; however, if Purchaser and Seller have not resolved the request for adjustment within ten (10) business days after delivery of the original notice by Seller to Purchaser, then the parties shall submit such dispute to Pricewaterhouse Coopers, certified public accountants. The determination of such accountants, which shall be made within thirty (30) days after submission, shall be conclusive. The fees and expenses of such accountants shall be paid equally by Seller and Purchaser.

(c)           Within ten (10) days after the Final Closing Statement is agreed to or otherwise becomes binding, Senior Lender shall pay to Purchaser or credit Purchaser against amounts owed by Purchaser to Senior Lender pursuant to the Financing Condition, or Purchaser shall pay to Senior Lender, as applicable, the amount to which it is entitled under the Final Settlement.

ARTICLE 8

OPERATIONS PRIOR TO CLOSING SPECIAL AGREEMENTS

8.1           Maintenance. Subject to the provisions herein concerning repairs and replacements in the event of condemnation or casualty, until Closing, Seller shall cooperate with and take no action to interfere with Receiver’s maintenance of the Project and the Hotel substantially in its present condition, subject to normal wear and tear.  Seller shall request that the Receiver maintain the insurance on the Project in full force and effect as existed on the Effective Date and to notify Purchaser of any material change, including any change in coverage or termination.

8.2           Operations. Until Closing, Seller shall cooperate with and take no action to interfere with Receiver’s maintenance of or operation of the Project and the Hotel in substantially the same manner as prior to the execution of this Agreement. Notwithstanding anything to the contrary contained in this Section 8.2, however, nothing herein shall be construed so as to prevent the Operator from meeting its obligations under any capital plan for the Hotel approved prior to the date hereof, from expending such sums out of and from any FF&E account as may be necessary and customary for the ongoing management and operation of the Hotel as a first-class hotel. Seller will not remove from the Hotel any items of Personal Property owned by Seller, provided that said commitment will not apply to dispositions by Seller, Receiver or Operator in the ordinary course of business or items for which replacements or substitutions of approximately equal utility and value are provided to the Hotel. Seller will request that the Receiver maintain normal inventories of Personal Property up to the Closing Date, and it shall be a condition to Purchaser’s obligation to close hereunder that such normal inventories be so maintained.

8.3           Title Matters. Seller shall not (a) voluntarily grant any lien or similar encumbrance to be placed against the Property, and shall use commercially reasonable efforts to promptly discharge any such encumbrance that may arise, or (b) grant or enter into any easement, restrictive covenant or similar agreement affecting title to the Property or Improvements.

8.4           Employees. Seller shall not approve any request from Operator to alter the terms and conditions of the employment of any Employees. Seller shall not approve any request from Operator to enter into any employment contracts with any employees for the performance of services at the Hotel that cannot be terminated at or prior to Closing.

8.5           Cooperation. Seller shall, to the extent within Seller’s power, cooperate with respect to all of Purchaser’s reasonable inquiries relative to the Project, including requests for information about Schedules and Exhibits to this Agreement and requests relevant to Purchaser’s efforts under this Agreement to obtain Project-related permits, licenses and approvals that Purchaser is required to obtain.

8.6           Leasing Activities. Until the Closing or earlier termination of this Agreement, Seller shall not, without the prior consent of Purchaser, amend or modify any Leases or enter into new leases for all or any portion of the Property. Seller shall advise Purchaser of any notices of default received by Seller from tenants under Leases promptly after receipt of any such notice. If requested by Purchaser in writing prior to the Election Notice, Seller shall deliver to and request of Receiver that Receiver deliver to tenants under Leases having a term in excess of ninety (90) days such estoppel letters (the “Tenant Estoppel Certificates”) as may be furnished to Seller by Purchaser, that Receiver request that all such tenants complete the requested information and return the same to Purchaser prior to the Closing Date.

8.7           Operating Contracts and Equipment Leases. Until the Closing or earlier termination of this Agreement, without the prior consent of the Purchaser Seller shall (a) not enter into, modify, terminate or renew any Operating Contracts or Equipment Leases, except in the ordinary course or any that may be terminable by Purchaser on notice of thirty (30) days or less to the other party, (b) not renew or modify the Management Agreement, and (c) not enter into any new management agreement.

8.8           Zoning.  Seller shall not take any action prior to the Closing that would adversely affect the current zoning classification of the Property.

8.9           Reservations. Seller shall request that, until the Closing or earlier termination of this Agreement, Receiver cause Operator to, continue to accept booking contracts and reservations for the Hotel and the Project in the ordinary course, and that, after delivery of the Election Notice, Receiver permit Purchaser to approve any group bookings consisting of twenty rooms or more (i) for dates more than nine months after the Effective Date, (ii) that are at a materially discounted rate, or (iii) that are likely to displace substantially higher revenue business.

8.10         Notice of Litigation.  Seller shall request that Receiver provide to Purchaser copies of written notices received by Receiver or Operator regarding (a) any litigation, arbitration or administrative hearing before any governmental agency concerning the Project, (b) any alleged breach of any Lease, Operating Contract or Equipment Lease or violation of any law or legal requirement applicable to the Project, or (c) any alleged violation of any Governmental Permit or the threatened revocation, suspension or termination of any Governmental Permit.

8.11         Actions of the Receiver. Seller shall not be responsible for the actions of Receiver in its capacity as such, and no such action by Receiver shall be deemed a breach of an obligation of Seller under this Agreement. Where this Agreement provides that the Seller shall request certain actions or deliveries by the Receiver, or words of like import, the same shall be deemed satisfied by (i) delivery by Purchaser to Receiver of a copy of this Agreement and (ii) the transmission to Receiver of such further requests for information required to be made available to Purchaser hereunder as and when requested by Purchaser in writing. Notwithstanding the foregoing, if the Receiver shall take any action inconsistent with the undertakings of Seller expressed herein and the same shall materially and adversely affect the value, operation or use of the Project then Purchaser may elect to terminate this Agreement and decline to close hereunder and receive the return of the Earnest Money (less Purchaser’s share of escrow charges) and the parties shall have no further rights, liabilities or obligations under this Agreement (other than those that expressly survive termination).

ARTICLE 9

HOTEL EMPLOYEES.

9.1           Termination of Operator’s Employees. Upon receipt of the Election Notice and the payment to Escrow of the additional earnest money required in connection therewith, Seller shall notify Receiver of such event and direct the Receiver (i) to send the Management Termination Notice as hereinabove provided and (ii) to direct the Operator to send notices to its employees at the Project, the Director of the State of Hawaii Department of Labor and Industrial Relations and the Mayor of the County of Kauai as may be required by DWA and WARN.

9.2           Plant Closing Law. Seller acknowledges that Purchaser is not intended to have any responsibility for (i) any obligations arising under DWA, WARN or for any persons employed by the Operator, Receiver or Seller at the Project prior to the Closing or (ii) for providing notices or continuation coverage to qualified beneficiaries (within the meaning of Section 4980 of the Code) under any benefit plan maintained by Seller.

9.3           Schedule of Employees. Seller shall request that Receiver prepare and provide to Seller copies of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits relating to employees at the Project to which Seller is a party or by which Seller is bound.

ARTICLE 10

REAL ESTATE COMMISSION

10.1         Real Estate Broker. Each party represents and warrants to the other that other than Eastdil Secured, L.L.C. and/or Green Street Advisors (collectively, “Eastdil” ), who are advisers to the Seller, neither it nor any of its respective officers, directors, shareholders, members, affiliates, partners, agents, or employees, as the case may be, have employed the services of any real estate broker, investment banker, agent or finder (howsoever characterized) in connection with this Agreement or the sale of the Project or any part thereof. Seller shall be solely responsible for any payment to Eastdil, but only with respect to those services provided as real estate broker, and not for any fees or costs with respect to Purchaser’s financing of the Project, in the event Purchaser should engage Eastdil or any affiliate thereof in such capacity in the future.

10.2         Indemnity. Each party agrees to indemnify and hold the other and its agents and affiliates, harmless from all claims, actual or threatened, of any broker, investment banker, agent or finder (howsoever characterized) arising by reason of such party’s breach of the representation and warranty set forth in Section 10.1 of this Agreement. The indemnities provided in this Section 10.2 shall survive any termination of this Agreement for any reason whatsoever and the Closing and delivery of the Deed hereunder.

ARTICLE 11

DEFAULT AND REMEDIES

11.1         Earnest Money Deposit; Payment to Seller at ClosingAt Closing, the Earnest Money shall be paid by the Escrow Agent first to the payment of closing charges payable by Purchaser hereunder and any balance thereof as a partial payment of the sums due to Senior Lender pursuant to the Financing Condition. If the Closing does not occur, the Earnest Money shall be paid over in accordance with the terms of this Agreement and the Escrow Agreement. Purchaser acknowledges that Seller has assigned its interest in the Purchase Price, including without limitation the Earnest Money, to Senior Lender and that Seller irrevocably directs Escrow Agent to pay over the same as stated in the first sentence of this Section.

11.2         Purchaser’s Pre-Closing Default; Liquidated Damages. In the event that prior to the Closing, Purchaser fails, refuses or is unable to consummate the purchase and sale contemplated by this Agreement for any reason, other than as a result of termination of this Agreement by Purchaser as permitted herein, a default by Seller or the failure of a condition to Purchaser’s obligations under Section 6.4, then Senior Lender, on behalf of Seller, shall receive the Earnest Money from the Escrow Agent as full liquidated damages and as the sole and exclusive remedy to Seller and/or Senior Lender for such failure. In the event of such default prior to Closing, Seller shall give the Escrow Agent and Purchaser written notice of Purchaser’s default, in which event the Escrow Agent, unless Purchaser objects in writing within ten (10) business days after the receipt of such written notice from Seller, promptly shall pay the Earnest Money to Senior Lender. The Earnest Money shall be liquidated damages and not a penalty. Purchaser and Seller each acknowledge that it would be difficult to ascertain the actual damages as to loss of the value of the bargain, certain carrying costs and other indirect costs that would be suffered by Seller if Purchaser defaulted in consummating the purchase and sale contemplated by this Agreement. It is agreed by the parties that the Earnest Money represents a reasonable estimate of the probable loss to Seller resulting from any such default by Purchaser prior to Closing. Upon payment of the Earnest Money to Senior Lender (on behalf of Seller), neither party to this Agreement shall have any further liability to the other and this Agreement shall be and become null and void and of no further force and effect, either at law or in equity, except for the provisions hereof that expressly survive the termination of this Agreement.

11.3         Seller’s Pre-Closing Default. In the event that Seller is in breach of a warranty, representation or covenant in any material respect at Closing or Purchaser elects not to consummate the purchase and sale contemplated by this Agreement due to the failure of a condition to Purchaser’s obligations as provided in Section 6.4, then in either such case Purchaser shall have the right, as Purchaser’s sole remedy, either: (a) to terminate the Agreement, and receive the Earnest Money, in which event Purchaser shall give the Escrow Agent and the Seller written notice of Seller’s default, and the Escrow Agent, unless Seller objects in writing within ten (10) business days after the receipt of such written notice from Purchaser, promptly shall pay the Earnest Money to Purchaser, in which event this Agreement shall be terminated and the parties shall be released and relieved of all obligations hereunder except the provisions hereof that expressly survive the termination of this Agreement (including the rights under Section 11.6 with respect to any action brought by Purchaser to recover the amounts due to Purchaser under this clause (a)), or (b) if, and only if, the failure is a failure by Seller to deliver an instrument required to be delivered by Seller hereunder, to commence an action requiring Seller to specifically perform its obligations under this Agreement.

11.4         Post-Closing Remedies of Purchaser. The Closing of the transactions contemplated by this Agreement shall be deemed a full satisfaction by Seller of all of its obligations and covenants under this Agreement and all obligations of Seller under this Agreement shall be deemed to terminate immediately upon Closing.

11.5         Post-Closing Remedies of Seller. The Closing of the transactions contemplated by this Agreement shall be deemed a full satisfaction by Purchaser of all of its obligations and covenants under this Agreement (other than any post-Closing obligations of Purchaser expressly set forth herein —collectively, “Purchaser’s Post-Closing Matters”), and except for such Purchaser’s Post-Closing Matters all obligations of Purchaser under this Agreement and any representations and warranties of Purchaser shall be deemed to terminate immediately upon Closing. Purchaser’s Post-Closing Matters shall specifically include any and all liabilities, claims, demands, and expenses of any kind or nature of the Purchaser or Purchaser’s manager of the Hotel that arise during or relate to the period on or after the Closing Date and that are in any way related to the ownership, maintenance, or operation of the Property and Improvements by Purchaser or to events that occurred on or after the Closing Date, as well as amounts expressly assumed by or are expressly the responsibility of Purchaser relating to Seller’s ownership and operation of the Property and Improvements only to the extent Purchaser has received proration credit therefor at Closing. Seller shall have no right to maintain any action against Purchaser for breach of this Agreement after the Closing, except for an action in connection with Purchaser’s Post-Closing Matters. Notwithstanding the foregoing, in no event shall Seller be entitled to consequential or punitive damages for any breach of representation or warranty, or breach of any obligation of Purchaser hereunder.

11.6         Attorneys’ Fees. If either Purchaser or Seller shall employ an attorney to enforce its rights pursuant to this Agreement and there is a court proceeding, then, in addition to the other amounts and remedies to which the prevailing party may be entitled pursuant to the other provisions of this ARTICLE 11, the prevailing party shall be reimbursed by the non-prevailing party for reasonable attorneys’ fees and expenses including the costs of any litigation. Purchaser acknowledges and agrees that Senior Lender shall in no event be responsible for any such costs or fees.

ARTICLE 12

[RESERVED]

ARTICLE 13

REPRESENTATIONS AND WARRANTIES OF SELLER

13.1         Seller’s Representations. Seller hereby represents and warrants the following as of the Effective Date and (subject to Section 13.4) the Closing Date, unless otherwise expressly stated herein:

13.1.1                Organization. Seller is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the States of Delaware and Hawaii. This Agreement and all other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions contemplated herein have been or will be at Closing duly executed and delivered and constitute the legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms and provisions, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization and laws affecting the rights of creditors generally, and except as limited by equitable principles of general application. Seller has taken all action, corporate, partnership, membership, or otherwise, required to authorize its execution, delivery and performance of this Agreement and such other documents as are appropriate to sell the Project in accordance with the terms and conditions of this Agreement. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the articles of organization or operating agreement of Seller or any agreement or instrument to which Seller is a party or by which the Project is bound, or any court order, judgment, statute, ordinance, rule, regulation, order or other government requirement. Except as disclosed by the terms of any Operating Contract, Lease or Equipment Lease, no unobtained consent or approval of any third party or governmental authority is required to be obtained by Seller in order for Seller to enter into this Agreement or any of the documents set forth herein, or to perform fully all of Seller’s obligations under this Agreement or under any such other document, and to transfer the Project to Purchaser.

13.1.2                Orders and Litigation. Neither Seller nor, to Seller’s Knowledge (as hereinafter defined), Operator or Receiver has received any written notice of any suits, actions, arbitration proceedings, government investigations, orders, decrees, claims, writs, injunctions, or proceedings with respect to the Seller or materially affecting all or any part of the Project (other than the Foreclosure and the proceedings therein) that, if adversely determined, would have an adverse effect upon either the ability of Seller to perform its obligations under this Agreement or the operation, condition or value of all or any portion of the Project, nor, to Seller’s Knowledge, has Seller, Operator or Receiver received any written notice of intent to commence any such suits, actions, arbitration proceedings, government investigations, orders, decrees, claims, writs, injunctions, or proceedings that, if adversely determined, would have an adverse effect on the Project.

13.1.3                Project Related Matters. Except as disclosed to Purchaser in the Title Commitment or in Schedule 13.1.3 attached hereto: (a) neither Seller nor to Seller’s Knowledge, Operator or Receiver has received a written notice from the applicable governmental authority of any existing or potential violations of any Governmental Permit or any applicable federal, state or local law, rule or regulation (including the Americans with Disabilities Act, 42 U.S.C. §§ 12102, et sec., the “ADA”) or in connection with the Project (herein referred to as “applicable laws”) (collectively, a “Notice of Violation” ), (b) neither Seller nor to Seller’s Knowledge Operator or Receiver has received any written notice from the applicable governmental authority of any zoning violations (including parking), encroachments of or on the Project or related easements, any violations of required setbacks or other site restrictions of a permanent nature or that could have an adverse effect on the use of the Project; (c) to Seller’s Knowledge, there are no oral or written leases, or subleases affecting the Project other than the Leases; (d) to Seller’s knowledge, there are no real estate or other Project-related tax proceedings pending; and (e) neither Seller nor, to Seller’s Knowledge, Operator or Receiver has received any written notice of default under any of the covenants, conditions, restrictions, rights of way or easements affecting the Project.

13.1.4                Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets, other than the Foreclosure.

13.1.5                Agreements in Effect. To Seller’s Knowledge, the Equipment Leases, the Leases, the Governmental Permits and the Operating Contracts are in full force and effect. To Seller’s Knowledge, none of Seller, Operator or any other party to the Leases, Governmental Permits, Operating Contracts or Equipment Leases is in material default under any of the terms of, or any of the agreements, duties or obligations under such agreements.

13.1.6                Environmental. Except as listed on Schedule 13.1.6 attached hereto, neither Seller nor, to Seller’s Knowledge, Operator has received any notice from any applicable governmental authority that any violation of any applicable environmental law exists in connection with the Project. Except as may be described in the Environmental Reports, Seller has no knowledge of (i) the presence of any materials that constitute hazardous materials under any federal, state, or local law, rule, or regulation on the Property, or any portion thereof, (ii) any spills, releases, discharges or disposal of any such hazardous materials that have occurred or are presently occurring on the Property, or any portion thereof; or (iii) any on-site containment, storage, treatment, or disposal facilities for such hazardous materials including, without limitation, underground storage tanks, sumps, fill and disposal areas, impoundments and subsurface structures.  To Seller’s Knowledge, Seller has provided to Purchaser correct and complete copies of the Environmental Reports prior to the date of this Agreement. To Seller’s Knowledge except as set forth in Schedule 13.1.6, neither Seller nor, to Seller’s Knowledge, Operator has any written environmental reports in Seller’s or Operator’s actual possession, copies of which have not been given to Purchaser.

13.1.7                ADA. Seller makes no representations as to whether the Project is in compliance with the ADA or any rules, regulations and official interpretations promulgated pursuant thereto.

13.1.8                No “Foreign Person”. Seller is not a “foreign person” under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”). The sale transaction herein contemplated is not subject to Section 897 of the Code or to the withholding requirements of Section 1445 of the Code. Seller is a “resident person,” as such term is defined in Section 235-68 of the Hawaii Revised Statutes. The sale transaction herein contemplated is not subject to the withholding requirements of Section 235-68 of the Hawaii Revised Statutes. Seller will furnish such required certifications at the Closing.

13.1.9                Operating Contracts. Except for purchase orders for less than $15,000.00 entered into in the ordinary course of business, to Seller’s Knowledge Schedule 1.1.7 is a true and complete list of Operating Contracts affecting the Project, and Schedule 1.1.8 is a true and complete list of all Equipment Leases affecting the Project, in each case including all amendments, modifications, terminations, guaranties and side letters that are currently in effect. To Seller’s Knowledge, no uncured notice of default has been delivered by any party with respect to any Operating Contract or Equipment Lease.

13.1.10              Special Assessments. Neither Seller nor, to Seller’s Knowledge, Operator has received any written notice of any pending special assessment with respect to the Project that is current. Seller shall notify Purchaser of any written notice Seller receives after the date hereof with respect to any pending special assessments with respect to the Project that are or may become due and payable with respect thereto.

13.1.11              Leases.  To Seller’s Knowledge, Schedule 1.1.4 is a true and complete list of all Leases currently affecting the Project, including all amendments and modifications, terminations guaranties and side letters in effect as of the date of this Agreement. Seller has provided Purchaser with true and complete copies of all of the Leases prior to the date of this Agreement. To Seller’s Knowledge, no uncured notice of default has been delivered by any party with respect to any Lease and no leasing commissions, finders’ fees or similar compensation is or will be due and payable to any broker, real estate agent or other person in connection with the Leases or the exercise by the tenants thereunder of any renewal, expansion or similar option.

13.1.12              Advance Bookings. At Purchaser’s request, Seller will request that Receiver obtain from Operator and furnish to Purchaser a true and complete list of all Advance Bookings as of the applicable date, including any deposits received by Operator in connection therewith.

13.1.13              Governmental Permits.  To Seller’s Knowledge, Schedule 1.1.6 is a true and complete list of all Governmental Permits used (whether or not in the name of Seller or Operator) in connection with the operation of the Hotel.

13.1.14              No Occupancy Rights. To Seller’s Knowledge, there are no leases, subleases, tenancy or other occupancy agreements, no right to occupancy or possession made or suffered by Seller or, to Seller’s Knowledge, made or suffered by any predecessor in title of Seller, held by any person other than Seller with respect to all or any portion of the Property and Improvements, except for the rights of guests in the operation of the Hotel in the ordinary course of business, the rights of tenants under the Leases, and the rights of Operator under the Management Agreement (which rights of Operator will be terminated by Seller at or prior to Closing).

13.1.15              No Undisclosed Governmental Agreements. Seller has not entered into any unrecorded written commitment or written agreement with any governmental authority affecting the Property or Improvements relating to the ownership or operation thereof.

13.1.16              Title to Personal Property. Except as set forth in Schedule 13.1.16 or the liens in favor of Senior Lender, Seller has good and valid title to all of the tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing. Schedule 13.1.16 sets forth a correct and complete list of all material equipment and other Personal Property leased by Seller pursuant to Operating Contracts as well as a correct and complete list of equipment and other Personal Property leased by Seller pursuant to Equipment Leases.

13.1.17              Taxes. Neither Seller nor, to Seller’s Knowledge, Operator has received within the 12-month period preceding the date of this Agreement any notice of any audit of any taxes payable or tax delinquency with respect to the Property that has not been resolved or completed, and neither Seller nor Operator is currently contesting any such taxes or seeking an abatement or rollback of any taxes.

13.1.18              Books. To Seller’s Knowledge, there are no documents in Seller’s possession that disclose any material adverse condition not disclosed in the Books that has not been fully remedied or repaired.

13.1.19              Condemnation.  To Seller’s Knowledge, Seller has not received, nor to Seller’s Knowledge has Operator received, written notice during the 12-month period preceding the date of this Agreement concerning condemnation, eminent domain, or other similar proceedings affecting or threatened against any portion of the Property or Improvements.

13.1.20              Financial Statements. The Financial Statements delivered by Seller to Purchaser are, to Seller’s Knowledge, correct (in all material respects) and complete copies of the Financial Statements as prepared by Operator and as delivered to Seller.

13.1.21              Labor Actions. To Seller’s Knowledge, there is no pending or threatened labor dispute, strike, or work stoppage affecting Seller’s business at the Project.

13.2         Seller’s Knowledge Defined; Inquiry of Operator.

(a)           References to “Seller’s Knowledge” or words of similar effect, shall mean the actual knowledge, without duty of inquiry, of Todd Siefert, Peggy DaSilva and Erik Lassar. Seller represents that the individuals referenced in the preceding sentence are the representatives of Seller most likely to have knowledge of the matters set forth in this ARTICLE 13. For the purposes of determining matters known to Operator or Receiver (but not Seller), Seller will make inquiry of Receiver promptly after the execution hereof and disclose the response to Purchaser as and when received; Seller has no authority to direct the actions of Operator or Receiver and Seller’s representation is limited by the results of said inquiry.

(b)           Purchaser acknowledges that the following disclosures have been made to Seller by Receiver, and Seller shall have no liability to Purchaser as to the accuracy or effect of any of such disclosures:

(i)            The luau facility was, in the past, damaged by fire and has not been repaired (and will not be repaired by Seller in connection with this transaction). The ability to repair or reconstruct the same is subject to such requirements as may be imposed by the County of Kauai Planning Department.

(ii)           A tent has been removed from the premises and the existing permit for the same will expire in September 2011.

(iii)          The County of Kauai Planning Department may require a laundry facility that launders items for sites other than the Property to obtain a separate Shoreline Management Area Permit, not presently held by the Seller or in effect for the Property, inasmuch as doing so may be deemed a “change in the intensity of use of land which [sic] was not present when the SMA law first became effective.” The existing Property obtained its required permits and approvals prior to the effectiveness of the law governing use of Shoreline Management Areas.

13.3         Updating Representations of Seller; Inaccuracies in Representations and Warranties of Seller. Seller shall provide to Purchaser, promptly after receipt by Seller, any and all information that renders inaccurate the representations of Seller herein. Notwithstanding the foregoing, (i) the termination or default by a tenant following the Effective Date under one of the Leases or the receipt by Seller or Operator following the Effective Date of a claim that the Hotel is not in compliance with the ADA will not result in the failure of the condition precedent under Section 6.4(b) to be satisfied unless either of the foregoing results from the breach by Seller of its obligations under ARTICLE 8, and (ii) no such change in condition shall be deemed a breach by Seller hereunder unless caused or suffered by Seller in violation of an express obligation of Seller herein set forth.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES OF PURCHASER

14.1         Purchaser’s Representations. Purchaser hereby represents and warrants the following as of the Effective Date and the Closing Date:

14.1.1                Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement and all other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions contemplated herein have been or will be at

Closing duly executed and delivered and constitute the legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms and provisions, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization and laws affecting the rights of creditors generally, and except as limited by equitable principles of general application. Purchaser has taken all action, corporate, partnership, membership, or otherwise, required to authorize its execution, delivery and performance of this Agreement and such other documents as are appropriate to purchase the Project in accordance with the terms and conditions of this Agreement. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of Purchaser or any agreement or instrument to which Purchaser is a party or any court order, judgment, statute, ordinance, rule, regulation, order or other government requirement. No unobtained consent or approval of any third party or governmental authority is required to be obtained by Purchaser in order for Purchaser to enter into this Agreement or any of the documents set forth herein, or to perform fully all of Purchaser’s obligations under this Agreement or under any such other document, and to purchase the Project.

14.1.2                Consents.  Except with respect to permits and licenses to be assigned to Purchaser pursuant to this Agreement, any authorization, consent or approval of, or registration or filing with, any governmental authority that is required to have been obtained or made by Purchaser in connection with the execution, delivery or performance of this Agreement has been (or will be as of the Closing Date) duly obtained or made. If the consent of any governmental authority is required for the assignment or transfer of any permit or license to be assigned to Purchaser pursuant to this Agreement, such assignment or transfer shall be subject to Purchaser obtaining such consent, at Purchaser’s sole cost and expense.

14.1.3                Bankruptcy. Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up its assets.

14.1.4                Property Condition.

(a)     No Other Representations.  Except for the representations and warranties of Seller contained in this Agreement or in the Closing Documents executed by Seller, neither Seller nor anyone acting on behalf of Seller, including, without limitation, attorneys, consultants, brokers or Operator, has made any representations or warranties with respect to the Project, the physical condition, the state of repair or maintenance, the income received by Seller therefrom, or the costs and expenses for the operation or maintenance, thereof, including without limitation, the matters described above.

(b)     Purchaser’s Satisfaction.  Subject to the terms of this Agreement, Purchaser will, as a condition to its delivery of the Election Notice, be satisfied with the physical condition thereof and the economic and financial prospects of the Project and the other matters described above.

14.1.5                Experience. Purchaser is experienced in sophisticated real estate matters and has made its own evaluation concerning the value of the Project and the other matters described above (including its physical condition and income potential).

14.2         Updating Representations of Purchaser; Inaccuracies in Representations and Warranties of Purchaser. Purchaser shall provide to Seller, promptly after receipt by Purchaser, any and all information that renders inaccurate the representations of Purchaser herein.

ARTICLE 15

MISCELLANEOUS

15.1         Post-Closing Cooperation.

15.1.1                Transition Cooperation. At the Closing, Seller will cause Operator to cooperate with Purchaser in completing the orderly transition of the Hotel operations from Operator to Purchaser’s manager of the Hotel, and to cooperate as reasonably requested for a period not to exceed three (3) months after the Closing in connection with the transition of accounting and operating records to the systems in use by Purchaser or its manager of the Hotel. In connection therewith, Seller will cause Operator to transfer the portion of the Books maintained in electronic form to Purchaser’s manager in such manner as Purchaser’s manager reasonably requests.

15.1.2                Collection of Seller’s Accounts Receivable. Purchaser shall use all commercially reasonable efforts (without resorting to any telephone calls, demand letters, use of a collection agency or litigation) to effect the collection of accounts receivable relating to the Hotel that are to be retained by Seller (“Seller Account Receivable”). If Purchaser receives any payment from any party in payment of a Seller Account Receivable, Purchaser shall remit the amount collected promptly to Senior Lender on behalf of Seller. However, if Purchaser receives a payment from a party that owes an amount to Purchaser and also owes an amount to Seller with respect to a Seller Account Receivable, such payment shall be applied as follows:

(a)           If the payor refers to a specific invoice of Purchaser or Seller or the payor otherwise designates the payment as being made with respect to an amount owed to Purchaser or Seller, the payment shall be applied as specified by the payor;

(b)           if the payor does not refer to a specific invoice or does not otherwise designate how the payment is to be applied, such payment shall be applied first to amounts owing by such payor to Purchaser and the remaining amount shall be applied in payment of any outstanding amounts owing by the payor on a Seller Account Receivable.

15.1.3                Utilization of Advance Bookings. In order for Seller to perform a surviving obligation to Operator, upon Seller’s written request, Purchaser will provide Seller with a report of which of the Advance Bookings as of the Closing actually materialize during the six (6) month period following Closing, and the rooms revenue (only) realized from such Advance Bookings; provided, however, that Purchaser will not be required to provide such information more frequently than monthly.

15.2         Notices. Any notices required or permitted to be given under this Agreement shall be in writing and delivered by hand or sent by an internationally recognized courier service (e.g., Federal Express) (“Courier”) and addressed as follows, or sent by email or facsimile transmission to the email address or facsimile numbers set out below, and shall be deemed to have been given, if given by hand delivery or Courier, upon the date of delivery (or refusal to accept delivery) at the address specified below as indicated on the return receipt or, if given by email or facsimile transmission, upon the date of receipt (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a physical copy of such communication via hand delivery or Courier to the appropriate parties within one (1) day of such email or facsimile transmission):

If to Seller:	Waipouli Owner, LLC c/o RREEF America L.L.C. 280 Park Avenue, 22nd Floor New York, New York 10017 Attention: Peggy DaSilva Fax: 212-454-6205

with a copy to:	Waipouli Owner, LLC c/o RREEF Real Estate Global Opportunity Funds 101 California Street, Suite 2600 San Francisco, California 94111 Attention: Erik Lassar Fax: 415-986-6248

and to:	Dechert LLP 90 State House Square Hartford, Connecticut 06103 Attention: Laura G. Ciabarra Fax: 860-524-3930

and to:	Starn O’Toole Marcus & Fisher, a law corporation 733 Bishop Street, 19th floor Honolulu, Hawaii 96813 Attention: Kenneth B. Marcus Fax: 808-537-5434

and to:	Wells Fargo Bank, N.A., as Trustee for Morgan Stanley Series 2006-XLF C/o Midland Loan Services, Inc. 10851 Mastin Overland Park, Kansas 66210 Attention: Kevin Semon

Facsimile: 913-253-9723

and to:	Polsinelli Shalton Flanigan Suelthaus P.C. 700 W. 47th Street Kansas City, Missouri 64112 Attention: Michael B. Hickman Facsimile: (816) 753-1536

and to:	Morgan Stanley Mortgage Capital Holdings LLC 1221 Avenue of the Americas, 27th Floor New York, New York 10020 Attention: David Oliner Facsimile: (212) 762-6220

and to:	Cadwalader, Wickersham & Taft LLP 227 West Trade Street, Suite 2400 Charlotte, North Carolina 28202 Attention: James Hassan, Esq. Facsimile: (704) 348-5200

If to Purchaser:	JMI Realty LLC 111 Congress Avenue, Suite 2600 Austin, Texas 78701 Attention: Greg Clay Facsimile: (512) 539-3612

with a copy to:	JMI Realty LLC 111 Congress Avenue, Suite 2600 Austin TX 78701 Attention: Bryant Burke, Esq. Facsimile: (512) 539-3601

and to:	Sheppard Mullin Richter & Hampton 12275 El Camino Real, Suite 200 San Diego CA 92130 Attention: Domenic C. Drago, Esq. Facsimile: (858) 506-3691

and to:	Cades Schutte LLP 1000 Bishop Street, Suite 1200 Honolulu HI 96813 Attention: Gino Gabrio, Esq. Facsimile: (808) 540-5029

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid. A notice may be given by a party or by a party’s attorney at law. Any notice intended to initiate a response period shall be effective to do so only if such notice identifies such response period.

15.3         Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and permitted assigns. Neither Seller nor Purchaser shall assign this Agreement without the prior written consent of the other, except that (i) Purchaser will be entitled to assign this Agreement to an entity controlled (by contract or otherwise) or managed (by contract or otherwise) by Purchaser, or an entity controlled by, under common control with or controlling Purchaser, and (ii) Seller will be entitled to assign this Agreement to the Senior Lender or its designee or nominee as additional collateral.

15.4         No Third Party Beneficiary. Nothing in this Agreement, express or implied, shall give to anyone, other than the parties hereto and their respective permitted successor and assigns, any benefit, or any legal or equitable right, remedy or claim, under or in respect of this Agreement or the escrow contemplated hereby.

15.5         Waiver; Modification. Failure by Purchaser or Seller to insist upon or enforce any of their respective rights hereunder shall not constitute a waiver thereof, except as provided for herein. No waiver of or modification or amendment to any of the provisions of this Agreement shall be valid unless in writing and executed by the parties against whom such waiver, modification or amendment is sought to be enforced.

15.6         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii. Additionally, Purchaser and Seller hereby agree that with respect to all obligations and time requirements set forth in this Agreement, time is of the essence.

15.7         Merger of Prior Agreements and Confidentiality. This Agreement (including the exhibits and any schedules hereto) constitutes the entire agreement between and understanding of the parties with respect to the purchase and sale of the Project and, except as provided in the next sentence, supersedes all prior and contemporaneous (whether oral or written) agreements and understandings between the parties hereto relating to the specific subject matter hereof. Seller and Purchaser have each agreed to respect and preserve the confidentiality of all “Confidential Information”, as defined and more particularly agreed to in any confidentiality agreement heretofore entered into between them (the “Confidentiality Agreement”). Notwithstanding the preceding sentence and the Confidentiality Agreement, Seller and Purchaser agree that either Seller or Purchaser may after the Closing issue press releases and public statements disclosing the sale of the Hotel contemplated by this Agreement (the “Sale”); provided that either (i) any such releases or statements are approved by the other party and the terms of this Agreement, including the Purchase Price, are not disclosed or (ii) Gaylord or Purchaser may issue press releases and/or make such filings as may be, in its reasonable judgment, required by applicable law. Not less than twenty-four (24) hours prior to the issuance of any press release, Seller and Gaylord, on the one hand, and Purchaser, on the other, shall each provide the other with a copy of the proposed press release and the opportunity to comment thereon and, subject to Gaylord’s and Purchaser’s rights as described in the preceding sentence, to object thereto. The Confidentiality Agreement shall automatically terminate and be of no further force or effect as of Closing, but the terms of this Section shall survive the Closing and without limitation as to time.

15.8         Partial Invalidity. If any provision or provisions in this Agreement are found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Purchaser and Seller under the remainder of this Agreement shall continue in full force and effect, provided that such declarations do not materially change the nature of the parties’ intent regarding the Agreement viewed as a whole.

15.9         Liquor Licenses. Purchaser and Seller shall use diligent, good faith efforts to obtain temporary approval from the Kauai County Department of Liquor Control (the “DLC”) for the transfer of the existing Liquor License(s) to Purchaser or its designee on the Closing Date. Purchaser agrees to pay all fees and other amounts payable to any governmental authority in connection with any such application. The parties acknowledge that federal and state tax clearances are required for either transfer of the existing license or a new license and the parties shall secure and exchange such certificates on a timely basis. If (i) the existing Liquor License has not been transferred to Purchaser effective as of the Closing Date, or (ii) a temporary liquor license has not been issued, then the Closing Date shall be extended until one of such events has occurred but in no event for a period in excess of thirty (30) days. Purchaser reserves the right to have the license held by its manager or other designee to the extent permitted by applicable law, rule and regulation.

15.10       Guest Baggage. All baggage of guests who are still in the Hotel on the Closing Date that has been checked with or left in the care of Seller shall be inventoried, sealed, and tagged jointly by Seller and Purchaser on the Closing Date. Purchaser shall be obligated to account for all such inventoried, sealed and tagged items and deliver the same to the owners thereof on demand. Purchaser hereby indemnifies and agrees to defend Seller and its Indemnified Parties against any Liabilities in connection with such baggage arising out of the acts of omissions of Purchaser or its Affiliates (or any of their employees or agents) after the Closing Date. Seller hereby indemnifies and agrees to defend Purchaser and its Indemnified Parties against any Liabilities in connection with baggage arising out of the acts or omissions of Seller or its Affiliates (or any of their employees or agents) prior to or on the Closing Date.

15.11       Safe Deposits. Immediately after the Closing, Seller shall send written notice to guests or tenants or other persons who have safe deposit boxes (other than in-room safe deposit boxes), if any, advising of the sale of the Hotel to Purchaser and requesting immediate removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Purchaser. Seller shall have a representative present when the boxes are opened, in the presence of the depositor and a representative of the Purchaser. Any property contained in the safe deposit boxes after such re-deposit shall be the responsibility of Purchaser, and Purchaser agrees to defend, indemnify and hold harmless Seller and its Indemnified Parties from and against any Liabilities arising out of or with respect to such property. Upon Closing, Seller shall deliver to Purchaser all keys in Seller’s possession or control for all safe deposit boxes not then in use and a list of all safe deposit boxes that are then in use but where the contents have not been removed and re-deposited as set forth above, including the name and room number of such depositor. Seller and Purchaser shall continue to use reasonable efforts to cause such depositors to remove the contents and re-deposit such contents pursuant to new safe deposit agreements with Purchaser as set forth above. Seller shall continue to be responsible for, and shall defend, indemnify and hold harmless Purchaser and its Indemnified Parties from and against any Liabilities arising out of or with respect to the contents of any safe deposit box prior to the time that the contents thereof are removed and re-deposited pursuant to a new safe deposit agreement with Purchaser as set forth above.

15.12       Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Execution of this Agreement or any counterparts may be by facsimile signature or electronic delivery of documents in PDF format; provided, however, that any party executing this Agreement by facsimile or electronically will send four (4) original signature pages to the other party within one (1) business day of the facsimile execution or electronic delivery of signature pages.

15.13       Further Assurances. The parties hereto agree to execute, acknowledge, deliver and record such certificates, amendments, instruments and documents and to take such other action as may be necessary to carry out the intent and purposes of this Agreement; provided, however, that there shall be no material increase in cost or liability to either party as a result thereof

15.14       Headings. The paragraphs or section headings herein are for convenience of reference only and shall not be deemed to vary the content of this Agreement or terms, provisions, covenants or conditions hereof.

15.15       Including. The word “including” shall be deemed followed by the phrase “without limitation” where the context requires or permits unless already followed by words of similar effect.

15.16       No Recordation. Neither party shall file of record against the Property or otherwise this Agreement or any memorandum thereof.

15.17       Financial Statements.

(a)           If Purchaser completes its purchase of the Project, it wishes to obtain or prepare audited financial statements in respect of the Project for the period January 1, 2007 through the Closing Date (the “Audit Period”).

(b)           Purchaser acknowledges that Seller has heretofore furnished to Purchaser audited financial statements in respect of the Property for calendar years 2006 and 2007.

(c)           Purchaser further acknowledges that Seller has not had possession of the Premises since January 2008, and accordingly that Seller does not have financial statements for calendar years 2008, 2009 or 2010, and does not have access to such information. Seller (i) has advised Purchaser that Seller believes that the Senior Lender has had audited reports (the “Lender Reports”), without formal opinions, compiled for 2008 and 2009, and has the information required to prepare such a report for 2010, and (ii) to the extent that Purchaser requires authorization from Seller, hereby authorizes Purchaser to obtain copies of the Lender Reports and related information directly from Senior Lender.

(d)           It is understood and agreed that Seller shall have no liability to Purchaser should Senior Lender decline to honor any request made as described in this Section.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER

WAIPOULI OWNER, LLC, a Delaware limited liability company

By:	WAIPOULI SENIOR MEZZANINE, LLC, a Delaware limited liability company

	By:	WAIPOULI JUNIOR MEZZANINE, LLC, a Delaware limited liability company, its sole member

		By:	WAIPOULI HOLDINGS, LLC, a Delaware limited liability company, its sole member

			By:	RREEF GLOBAL OPPORTUNITIES FUND II, LLC, a Delaware limited liability company, its managing member

				By:	RREEF AMERICA L.L.C., a Delaware limited liability company, as attorney-in-fact

					By:	/s/ Peggy DaSilva
					Name:	Peggy DaSilva
					Title:	Managing Director

					By:	/s/ Erik Lassar
					Name:	Erik Lassar
					Title:	Director

[Signature page to Kauai Purchase and Sale agreement]

PURCHASER

JMI REALTY, LLC, a Delaware limited liability company

By:	/s/ Bryant W. Burke
Bryant W. Burke, Vice President
Its: Manager

[Signature page to Kauai Purchase and Sale Agreement]

SENIOR LENDER	MIDLAND LOAN SERVICES, INC., as special servicer for Wells Fargo Bank N.A., as trustee for the Morgan Stanley Mortgage Capital I, Inc. Commercial Mortgage Pass Through Certificate Series 2006-XLF

	By:	Kevin C. Donahue
	Name:	Kevin C. Donahue
	Its:	Senior Vice President and Servicing Officer

EXHIBIT A

PROPERTY DESCRIPTION

All of that certain parcel of land situate at Waipouli, District of Puna, Island and County of Kauai, State of Hawaii, described as follows:

Lot 3, area 10.377 acres, as shown on Map 2, filed with Land Court Application No. 889 of Edward Henry Walton Broadbent.

Together with a right of way to Kuhio Highway over Lot 6, as shown on Map 2, filed with Land Court Application 889, and Lot 9, as shown on Map 6, filed with Land Court Application No. 1166 and an easement for pedestrian access to the beach over and across beach access Lot 8, as shown on Map 6, filed with Land Court Application No. 1166, as set forth in Amendment and Restatement of Declaration of Easements and Covenants recorded as Land Court Document No. 2007394, as amended, subject to the terms and covenants contained therein.

Excepting any portion of the above described property lying below the line of high water, said line of high water being defined by Sections 205A-41 to 205A-43.6 of the Hawaii Revised Statutes, as amended, and also excepting any artificial accretions to said property waterward of said high water line.

Together also with the rights provided for as an appurtenance to said Lot 3, as set forth in that certain Declaration of Easements and Covenants recorded February 6, 1986 as Land Court Document No. 1351484 of Official Records, as amended and restated by Amendment and Restatement of Declaration of Easements and Covenants Recorded March 19, 1993 as Land Court Document No. 2007394 of Official Records, and as further amended by First Amendment to the Amended and Restated Declaration of Easements and Covenants recorded June 21, 2004 as Land Court Document No. 3124940 of Official Records.

Being all of the premises described in and covered by transfer Certificate of Title No. 829,487.  Issued to:  Waipouli Owner, LLC, a Delaware limited liability company.

(Limited Warranty Deed with Covenants recorded October 20, 2006 as Land Court Document No. 3501706 of Official Records.)

TMK:  (4) 4-3-007-028

— END OF EXHIBIT A —

EXHIBIT B

ESCROW AGREEMENT

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”), dated as of June     , 2010, by and among: (a) JMI REALTY LLC, a Delaware limited liability company, whose address is 111 Congress Avenue, Suite 2600, Austin, Texas, 78701, Attention Gregory W. Clay (the “Purchaser”); (b) WAIPOULI OWNER, LLC, a Delaware limited liability company, whose address is c/o RREEF America L.L.C., 280 Park Avenue, 22nd Floor, New York, New York 10017, Attention: Peggy DaSilva (the “Seller”); and (c) Title Guaranty Escrow Services, Inc., 235 Queen Street, Honolulu HI 96813, Attn. Barbara Paulo, Vice President (“Escrow Agent”).

W I T N E S S E T H:

WHEREAS, the parties hereto, other than the Escrow Agent, have entered into that certain Purchase and Sale Agreement dated June               , 2010 (the “Purchase Agreement”), and pursuant thereto the Purchaser is required to deposit FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) of Earnest Money at or prior to the expiration of the Due Diligence Period, in the form of cash (as described in the Purchase Agreement), all to be held in escrow (such sum, plus any interest earned thereon, the “Escrowed Property”); and

WHEREAS, Escrow Agent is willing to serve as escrow agent and hold the Escrowed Property in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Escrow Agent shall deposit the Escrowed Property (to the extent from time to time deposited in cash) in direct obligations of, or obligations guaranteed by, the United States of America, or certificates of deposit or interest bearing accounts of any bank or trust company, incorporated under the laws of the United States of America or any state, which has combined capital and surplus of not less than $100,000,000, all as selected by Purchaser in its sole discretion.

2.             Escrow Agent shall only release the Escrowed Property as follows:

a.             to the Seller or Purchaser pursuant to a written notice executed by both the Seller and the Purchaser in the form attached hereto as Exhibit A;

b.             to the Seller or Purchaser pursuant to a written notice sent to the Escrow Agent by the Seller or Purchaser (such sending party, the “Sending Party”, and such notice, the “Pay Notice”); provided, however:

(i)            upon receipt of a Pay Notice, Escrow Agent shall promptly send a copy of the Pay Notice to the Seller or Purchaser who is not the “Sending Party” (such party, the “Other Party”);

(ii)           If Escrow Agent shall not, within five (5) Business Days (as defined in Paragraph 11 below) of giving a copy of the Pay Notice to the Other Party, receive a

Exhibit B-1

notice from the Other Party disputing the instructions in the Pay Notice (such notice, a “Dispute Notice”) then the Escrow Agent shall follow the instructions set forth in the Pay Notice;

(iii)          If the Escrow Agent shall have received a Dispute Notice within the time frame set forth in Section 3(b)(ii) above, then the Escrow Agent shall proceed pursuant to Section 7 of this Agreement.

3.             Escrow Agent shall be entitled to rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to, any instruction, order, judgment, certification, affidavit, demand, notice, opinion, instrument or other writing delivered to it hereunder without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document.

4.             The duties of Escrow Agent are only as herein specifically provided, and are purely ministerial in nature. Escrow Agent shall neither be responsible for, or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document in connection herewith, including, without limitation, the Purchase Agreement referred to in the preamble to this Agreement and shall be required to act in respect of the Escrowed Property only as provided in this Agreement. This Agreement sets forth all the obligations of Escrow Agent with respect to any and all matters pertinent to the escrow contemplated hereunder and no additional obligations of Escrow Agent shall be implied from the terms of this Agreement or any other agreement. Escrow Agent shall incur no liability in connection with the discharge of its obligations under this Agreement or otherwise in connection therewith, except such liability as may arise from the gross negligence or willful misconduct of Escrow Agent.

5.             Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Escrow Agent.

6.             Escrow Agent shall have no tax reporting duties with respect to the Escrowed Property or income thereon, such duties being the responsibility of the party or parties that receive, or have the right to receive, any taxable income hereunder. Notwithstanding the foregoing, Escrow Agent has the authority to comply with the provisions of Section 468B(g) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. Such authority shall include, without limitation, (i) the filing of tax returns (including information returns) with respect to the Escrowed Property or income thereon, (ii) the payment of any tax, interest or penalties imposed thereon, (iii) the withholding of any amounts that are required to be withheld and (iv) the payment over of such withheld amounts to the appropriate taxing authority. The parties to this Agreement, other than the Escrow Agent, shall provide the Escrow Agent with all information necessary to enable Escrow Agent to comply with the foregoing. Escrow Agent may withdraw from the Escrowed Property amounts necessary to pay all applicable income or withholding taxes (plus interest and penalties thereon) that are required to be paid for or on the account of the party for whom the Escrowed Property is being held.

7.             Escrow Agent is acting as a stakeholder only with respect to the Escrowed Property. If any dispute arises as to whether Escrow Agent is obligated to deliver the Escrowed

Exhibit B-2

Property or as to whom the Escrowed Property is to be delivered or the amount thereof, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent shall hold the Escrowed Property until receipt by Escrow Agent of instructions in writing, signed by all parties that have, or claim to have, an interest in the Escrowed Property, directing the disposition of the Escrowed Property, or in the absence of such authorization, Escrow Agent shall hold the Escrowed Property until receipt of a copy of a final judgment or order of a court of competent jurisdiction, certified by the clerk of such court or other appropriate official, providing for the disposition of the Escrowed Property. A judgment or order under this Agreement shall not be deemed to be final until the time within which to take an appeal therefrom has expired and no appeal has been taken, or until the entry of a judgment or order from which no appeal may be taken. Escrow Agent may require, as a condition to the disposition of the Escrowed Property pursuant to written instructions or a final judgment or order, indemnification and/or opinions of counsel, reasonably acceptable to the Escrow Agent, to the effect that such written instructions are valid and binding on each party or that such judgment or order is final within the meaning of this Agreement, in form and substance satisfactory to Escrow Agent, from each party providing such instructions or from the party to whom the Escrowed Property is to be delivered pursuant to a final judgment or order. If such written instructions, indemnification and opinions are not received, or proceedings for such determination are not commenced, within thirty (30) days after receipt by Escrow Agent of notice of any such dispute and diligently continued, or if the Escrow Agent is uncertain as to which party or parties are entitled to the Escrowed Property, Escrow Agent shall either (i) hold the Escrowed Property until receipt of (X) such written instructions and indemnification or (Y) a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Property, or (ii) deposit the Escrowed Property in the registry of a court of competent jurisdiction; provided, however, that notwithstanding the foregoing, Escrow Agent may, but shall not be required to, institute legal proceedings of any kind.

8.             Escrow Agent and any successor escrow agent may at any time resign as such by delivering the Escrowed Property to either (i) any successor escrow agent designated by all the parties hereto (other than Escrow Agent) in writing, or (ii) any court having competent jurisdiction. Upon its resignation and delivery of the Escrowed Property as set forth in this paragraph, Escrow Agent shall be discharged of, and from, any and all further obligations arising in connection with the escrow contemplated by this Agreement.

9.             This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, shall give to anyone, other than the parties hereto and their respective permitted successors and assigns, any benefit, or any legal or equitable right, remedy or claim, under or in respect of this Agreement or the escrow contemplated hereby.

10.           All notices required or permitted to be given hereunder shall be in writing and deemed given when delivered by hand or by recognized overnight courier that provides receipt of delivery to the parties at their respective addresses shown in this Agreement, or transmitted by telecopier to their respective telecopier numbers as shown in this Agreement, if sent during regular business hours or, if sent thereafter, on the next Business Day, (with a copy of any telecopied notice to be sent by hand or by overnight courier within one (1) Business Day

Exhibit B-3

thereafter). Notices shall be deemed given when received or upon refusal of a party to accept delivery of such notice. Notices shall be given at the following addresses:

If to Seller:	Waipouli Owner, LLC c/o RREEF America L.L.C. 280 Park Avenue, 22nd Floor New York, New York 10017 Attention: Peggy DaSilva Fax: 212-454-6205

with a copy to:	Waipouli Owner, LLC c/o RREEF Real Estate Global Opportunity Funds 101 California Street, Suite 2600 San Francisco, California 94111 Attention: Erik Lassar Fax: 415-986-6248

and to:	Dechert LLP 90 State House Square Hartford, Connecticut 06103 Attention: Laura G. Ciabarra Fax: 860-524-3930

and to:	Starn O’Toole Marcus & Fisher, a law corporation 733 Bishop Street, 19th floor Honolulu, Hawaii 96813 Attention: Kenneth B. Marcus Fax: 808-537-5434

and to:	Wells Fargo Bank, N.A., as Trustee for Morgan Stanley Series 2006-XLF C/o Midland Loan Services, Inc. 10851 Mastin Overland Park, Kansas 66210 Attention: Kevin Semon Facsimile: 913-253-9723

and to:	Polsinelli Shalton Flanigan Suelthaus P.C. 700 W. 47th Street Kansas City, Missouri 64112 Attention: Michael B. Hickman Facsimile: (816) 753-1536

and to:	Morgan Stanley Mortgage Capital Holdings LLC 1221 Avenue of the Americas, 27th Floor New York, New York 10020 Attention: David Oliner

Exhibit B-4

Facsimile: (212) 762-6220

and to:	Cadwalader, Wickersham & Taft LLP 227 West Trade Street, Suite 2400 Charlotte, North Carolina 28202 Attention: James Hassan, Esq. Facsimile: (704) 348-5200

If to Purchaser:	JMI Realty LLC 111 Congress Avenue, Suite 2600 Austin, Texas 78701 Attention: Greg Clay Facsimile: (512) 539-3612

with a copy to:	JMI Realty LLC 111 Congress Avenue, Suite 2600 Austin TX 78701 Attention: Bryant Burke, Esq. Facsimile: (512) 539-3601

and to:	Sheppard Mullin Richter & Hampton 12275 El Camino Real, Suite 200 San Diego CA 92130 Attention: Domenic C. Drago, Esq. Facsimile: (858) 506-3691

and to:	Cades Schutte LLP 1000 Bishop Street, Suite 1200 Honolulu HI 96813 Attention: Gino Gabrio, Esq. Facsimile: (808) 540-5029

If to Escrow Agent:	Title Guaranty Escrow Services, Inc. 235 Queen Street Honolulu HI 96813 Attention: Barbara Paulo, Vice President Fax: (808) 521-0280

11.           Each party and their respective attorneys shall have the right to change its address and/or telecopy number for the receipt of notices, upon the giving of proper notice to all other parties in accordance with the terms of this Paragraph 11. “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday on which banks in the State of Hawaii are authorized or obligated, by law, governmental decree or executive order, to be closed.

12.           This Agreement shall be construed and enforced in accordance with the laws of the State of Hawaii. All actions against Escrow Agent arising under or relating to this Agreement shall be brought against Escrow Agent exclusively in the appropriate court in the City and County of Honolulu, State of Hawaii. Each of the parties hereto agree to submit to

Exhibit B-5

personal jurisdiction and to waive any objection as to venue in the City and County of Honolulu, State of Hawaii. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if mailed to such party as set forth in Paragraph 11.

13.           TO THE FULL EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR ESCROW AGENT ENTERING INTO THIS AGREEMENT.

14.           This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

15.           All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto taken within context may require.

16.           The rights of Escrow Agent contained in this Agreement, including without limitation the right to indemnification, shall survive the resignation of Escrow Agent and the termination of the escrow contemplated hereunder.

17.           All capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

SIGNATURE PAGES TO FOLLOW]

Exhibit B-6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SELLER

WAIPOULI OWNER, LLC, a Delaware limited liability company

By:	WAIPOULI SENIOR MEZZANINE, LLC, a Delaware limited liability company, its sole member

	By:	WAIPOULI JUNIOR MEZZANINE, LLC, a Delaware limited liability company, its sole member

		By:	WAIPOULI HOLDINGS, LLC, a Delaware limited liability company, its sole member

			By:	RREEF GLOBAL OPPORTUNITIES FUND II, LLC, a Delaware limited liability company, its managing member

				By:	RREEF AMERICA L.L.C., a Delaware limited liability company, as attorney-in-fact

By:
Name:
Title:

By:
Name:
Title:

PURCHASER

JMI REALTY, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit B-7

ESCROW AGENT

TITLE GUARANTY ESCROW SERVICES, INC.

a Hawaii corporation

By:
Name:	Barbara Paulo
Title:	Vice President

Exhibit B-8

Exhibit A

                        , 2010

Attention:

Re:                               Case No.                               ; Sale of property (the “Sale”) by WAIPOULI OWNER, LLC, a Delaware limited liability company, whose address is c/o RREEF America L.L.C., 280 Park Avenue, 22nd Floor, New York, New York 10017, Attention: Peggy DaSilva (“Seller”) to JMI REALTY LLC, a Delaware limited liability company (the “Purchaser”), whose address is 111 Congress Ave., 26th Floor, Austin, TX 78701, Attention Gregory W. Clay, or an assignee thereof (“Purchaser”), located at 650 Aleka Loop, Kapaa, Waipouli Beach, on the Island of Kauai, County of Kauai, State of Hawaii, known as the ResortQuest Kauai Beach at Makaiwa (the “Property”)

Ladies and Gentlemen:

Pursuant to Paragraph 2 of that certain Escrow Agreement by and between Seller, Purchaser, and                                                  , whose address is                                                (“Escrow Agent”), dated as of June       , 2010 (the “Escrow Agreement”), such Escrow Agreement as is attached hereto as Exhibit A, this letter shall constitute joint instructions to you from Seller and Purchaser for the disbursement of the Escrowed Property (as defined in the Escrow Agreement), including all interest, if any, earned thereon, deposited with Escrow Agent in connection with the Sale.

Seller and Purchaser hereby instruct Escrow Agent to immediately disburse the Escrowed Property, including all interest earned thereon pursuant to Paragraph 1 of the Escrow Agreement, to                                                                        in the following manner:

Wire Instructions for                                                             :

[Name of Bank]

[Address of Bank]

Attn:

Account Number:

ABA Number

Name of Account Holder(s)

Contact                                                    at                                                    once wire has been initiated.

Exhibit B-9

Please acknowledge and confirm your agreement to comply with the foregoing instructions by signing the attached copy of this letter in the space provided below and returning it to [                                  ], counsel for Seller.

Very truly yours,

[ ], as counsel for Seller
By:
Name:

[ ], as counsel for Purchaser

By:
Name:

AGREED TO AND ACCEPTED:

[                                                  ]

ESCROW AGENT

By:
Name:
Title:

Exhibit B-10

EXHIBIT C

DEED

Return by Mail ( ) Pickup ( ) To:

Document contains          pages

TMK No. (4)4-3-007-028

DEED

This indenture, is made this          day of                     , 2010 between WAIPOULI OWNER, LLC, a Delaware limited liability company, whose address is c/o RREEF America L.L.C., 280 Park Avenue, 22nd Floor, New York, New York 10017, Attention Peggy DaSilva (“Grantor”) and JMI REALTY LLC, a Delaware limited liability company, whose address is 111 Congress Avenue, Suite 2600, Austin, Texas, 78701, Attention Gregory W. Clay (“Grantee”).

WHEREAS, Grantor

NOW THEREFORE, Grantor, in consideration of TEN DOLLARS, and other good and valuable consideration paid by Grantee, the receipt and sufficiency of which is hereby acknowledged,  does hereby grant, bargain, sell, and convey unto Grantee, and Grantee’s successors and assigns forever:

All of that certain property located at 650 Aleka Loop, Kapaa, Waipouli Beach, on the Island of Kauai, County of Kauai, State of Hawaii, more commonly known as the ResortQuest Kauai Beach at Makaiwa, identified as Tax Map Kay No. (4) 4-3-007-028, and as more particularly described in Exhibit “A” attached hereto and made a part hereof;

AND the reversions, remainders, rents, issues and profits thereof, together with all buildings, improvements, tenements, rights, easements, privileges and appurtenances to the same belonging or appertaining or held and enjoyed therewith (all of which shall collectively be called the “Property”);

Exhibit C-2

TOGETHER WITH and all of the estate, right, title, and interest, if any, of the Grantor therein and thereto.

TO HAVE AND TO HOLD the Property unto Grantee, its successors and assigns, forever.

The terms “Grantor” and “Grantee”, as and when used herein, or any pronouns used in place thereof, shall mean and include the masculine, feminine or neuter, the singular or plural number, individuals, partnerships, trustees or corporations and their and each of their respective successors, heirs, personal representatives, successors in trust, and assigns, according to the context thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK;

SIGNATURE PAGES TO FOLLOW.]

Exhibit C-3

IN WITNESS WHEREOF, Grantor hereto has executed these presents as of the day and year first above written.

GRANTOR:

WAIPOULI OWNER, LLC, a Delaware limited liability company

By:	WAIPOULI SENIOR MEZZANINE, LLC, a Delaware limited liability company, its sole member

	By:	WAIPOULI JUNIOR MEZZANINE, LLC, a Delaware limited liability company, its sole member

		By:	WAIPOULI HOLDINGS, LLC, a Delaware limited liability company, its sole member

			By:	RREEF GLOBAL OPPORTUNITIES FUND II, LLC, a Delaware limited liability company, its managing member

				By:	RREEF AMERICA L.L.C., a Delaware limited liability company, as attorney-in-fact

By:
Name:
Title:

By:
Name:
Title:

STATE OF	)
	)	SS.
COUNTY OF	)

On                                           , 2010, before me personally appeared                                                        and                                                                   , to me personally known, who, being by me duly sworn or affirmed, did say that said persons executed this     -page DEED dated                                , 2010, in the                      Circuit of the State of                     , as the free act and deed of said persons, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

(Stamp & Seal)

Print Name:
Notary Public, State of

My commission expires:

Exhibit C-4

Exhibit “A”

Property Description

All of that certain parcel of land situate at Waipouli, District of Puna, Island and County of Kauai, State of Hawaii, described as follows:

Lot 3, area 10.377 acres, as shown on Map 2, filed with Land Court Application No. 889 of Edward Henry Walton Broadbent.

Together with a right of way to Kuhio Highway over Lot 6, as shown on Map 2, filed with Land Court Application 889, and Lot 9, as shown on Map 6, filed with Land Court Application No. 1166 and an easement for pedestrian access to the beach over and across beach access Lot 8, as shown on Map 6, filed with Land Court Application No. 1166, as set forth in Amendment and Restatement of Declaration of Easements and Covenants recorded as Land Court Document No. 2007394, as amended, subject to the terms and covenants contained therein.

Excepting any portion of the above described property lying below the line of high water, said line of high water being defined by Sections 205A-41 to 205A-43.6 of the Hawaii Revised Statutes, as amended, and also excepting any artificial accretions to said property waterward of said high water line.

Together also with the rights provided for as an appurtenance to said Lot 3, as set forth in that certain Declaration of Easements and Covenants recorded February 6, 1986 as Land Court Document No. 1351484 of Official Records, as amended and restated by Amendment and Restatement of Declaration of Easements and Covenants Recorded March 19, 1993 as Land Court Document No. 2007394 of Official Records, and as further amended by First Amendment to the Amended and Restated Declaration of Easements and Covenants recorded June 21, 2004 as Land Court Document No. 3124940 of Official Records.

Being all of the premises described in and covered by transfer Certificate of Title No. 829,487.  Issued to:  Waipouli Owner, LLC, a Delaware limited liability company.

(Limited Warranty Deed with Covenants recorded October 20, 2006 as Land Court Document No. 3501706 of Official Records.)

TMK:  (4) 4-3-007-028

— End of Exhibit “A” —

Exhibit C-5

EXHIBIT D

ASSIGNMENT OF TENANT LEASES

Return by Mail ( ) Pickup ( ) To:

Document contains          pages

TMK No. (4)4-3-007-028

ASSIGNMENT AND ASSUMPTION OF LEASES AND DEPOSITS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND DEPOSITS (this “Assignment”) is made as of                              , 2010, by and between WAIPOULI OWNER, LLC, a Delaware limited liability company, whose address is c/o RREEF America L.L.C., 280 Park Avenue, 22nd Floor, New York, New York 10017, Attention Peggy DaSilva (the “Assignor”) and JMI REALTY LLC, a Delaware limited liability company, whose address is 111 Congress Avenue, Suite 2600, Austin, Texas, 78701, Attention Gregory W. Clay (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement dated as of June             , 2010 (the “Agreement”), which provides, among other things, for the sale by Assignor to Assignee of those certain parcels of land located at 650 Aleka Loop, Kapaa, Waipouli Beach, on the Island of Kauai, County of Kauai, State of Hawaii, more commonly known as the ResortQuest Kauai Beach at Makaiwa, as more particularly described in Exhibit “A” attached to this Assignment, together with the improvements located thereon;

WHEREAS, capitalized terms not defined in this Assignment shall have the meanings given them in the Agreement;

WHEREAS, the Agreement requires Assignor to assign to Assignee all of Assignor’s rights, obligations and interests in, under and to all leases, subleases, licenses, concessions, agreements and other agreements for use and occupancy of any portion of the

Exhibit D-2

Property (the “Leases”, as that term is further defined in the Agreement), together with all security deposits and damage deposits, if any, deposited by tenants in connection with the Leases (“Deposits”), and requires Assignee to assume Assignor’s obligations under such Leases and Deposits;

WHEREAS, the Leases are more particularly described in Exhibit “1” attached hereto and incorporated herein;

THEREFORE, in consideration of the foregoing and the agreements and covenants herein set forth, together with the sum of Ten Dollars ($10.00) and other good and valuable consideration this day paid and delivered by Assignee to Assignor, the receipt and legal sufficiency of which are hereby acknowledged, Assignor does hereby grant, convey, assign, transfer and set over unto Assignee, subject to the terms and conditions of the Agreement, all of Assignor’s right, title and interest in and to the Leases and the Deposits;

TO HAVE AND TO HOLD unto Assignee, and Assignee’s successors and assigns for the unexpired residue of the Leases, together with the rents, issues, profits, revenues and benefits of and from the Leases arising or accruing after the date hereof, and together with the right to enforce the covenants of the Leases.

Assignee hereby assumes and agrees to perform all of the terms, covenants and conditions of the Leases and the Deposits on the part of Assignor required to be performed thereunder, from and after the date hereof (but not those required to be performed prior thereto).

Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any and all loss, liability, cost claim, damage or expense (including, without limitation, any attorney’s fees or other cost or expense incurred to enforce any rights and secure any remedies under this Assignment) resulting by reason of (i) Assignee’s failure to perform its obligations under the Leases or with respect to the Deposits from and after the date hereof and (ii) Assignee’s failure to perform its obligations under this Assignment.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Assignment may only be modified, altered, amended, or terminated by the written agreement of Assignor and Assignee. If any provision or provisions in this Assignment are found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Assignment to be illegal, invalid, unlawful, void or unenforceable as written, then (i) such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, (ii) the remainder of this Assignment shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained in this Assignment and (iii) the rights, obligations and interest of Assignor and Assignee under the remainder of this Assignment shall continue in full force and effect, provided that such declarations do not materially change the nature of the parties’ intent regarding the Assignment viewed as a whole. This Assignment shall be governed by and construed under the laws of the State of Hawaii without regard to principles of conflicts of law.

Exhibit D-3

This Assignment and all or any related documents may be executed in two or more counterparts, and each counterpart, when executed, shall be deemed an original. All such counterparts, together, shall constitute one agreement or one document binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK;

SIGNATURE PAGES TO FOLLOW.]

Exhibit D-4

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the day and year first above written.

ASSIGNOR:

WAIPOULI OWNER, LLC, a Delaware limited liability company

By:	WAIPOULI SENIOR MEZZANINE, LLC, a Delaware limited liability company, its sole member

	By:	WAIPOULI JUNIOR MEZZANINE, LLC, a Delaware limited liability company, its sole member

		By:	WAIPOULI HOLDINGS, LLC, a Delaware limited liability company, its sole member

			By:	RREEF GLOBAL OPPORTUNITIES FUND II, LLC, a Delaware limited liability company, its managing member

				By:	RREEF AMERICA L.L.C., a Delaware limited liability company, as attorney-in-fact

By:
Name:
Title:

By:
Name:
Title:

STATE OF	)
	)	SS.
COUNTY OF	)

On                                           , 2010, before me personally appeared                                                        and                                                                   , to me personally known, who, being by me duly sworn or affirmed, did say that said persons executed this     -page ASSIGNMENT AND ASSUMPTION OF LEASES AND DEPOSITS dated                                , 2010, in the                      Circuit of the State of                     , as the free act and deed of said persons, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

(Stamp & Seal)

Print Name:
Notary Public, State of

My commission expires:

Exhibit D-5

ASSIGNOR:

JMI REALTY, LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
	)	SS.
COUNTY OF	)

On                                           , 2010, before me personally appeared                                                        and                                                                   , to me personally known, who, being by me duly sworn or affirmed, did say that such person executed this     -page ASSIGNMENT AND ASSUMPTION OF LEASES AND DEPOSITS dated                                , 2010, in the                      Circuit of the State of                     , as the free act and deed of such person, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

(Stamp & Seal)

Print Name:
Notary Public, State of

My commission expires:

Exhibit D-6

EXHIBIT E

BILL OF SALE

BILL OF SALE, GENERAL ASSIGNMENT AND ASSUMPTION

THIS BILL OF SALE, GENERAL ASSIGNMENT AND ASSUMPTION (this “Assignment”) is made as of                              , 2010 (the “Effective Date”), by and between WAIPOULI OWNER, LLC, a Delaware limited liability company, whose address is c/o RREEF America L.L.C., 280 Park Avenue, 22nd Floor, New York, New York 10017, Attention Peggy DaSilva (the “Assignor”), and JMI REALTY LLC, a Delaware limited liability company, whose address is 111 Congress Avenue, Suite 2600, Austin, Texas, 78701, Attention Gregory W. Clay (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement dated as of June               , 2010 (the “Agreement”), which provides, among other things, for the sale by Assignor to Assignee of those certain parcels of land located at 650 Aleka Loop, Kapaa, Waipouli Beach, on the Island of Kauai, County of Kauai, State of Hawaii, more commonly known as the ResortQuest Kauai Beach at Makaiwa, as more particularly described in Exhibit “A” attached to the Agreement, together with the improvements located thereon, and the execution and delivery of this Assignment; and

WHEREAS, capitalized terms not defined in this Assignment shall have the meanings given them in the Agreement; and

WHEREAS, the Agreement requires Assignor to assign to Assignee all of Assignor’s rights, obligations and interests in, under and to the Personal Property, the Balance Sheet Inventories, the Government Permits, the Operating Contracts, the Equipment Leases, the Books, the Warranties and Guaranties, the Intangible Property, and the Plans and Studies, as such terms are defined in the Agreement, and requires Assignee to assume Assignor’s obligations thereunder;

NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein set forth, together with the sum of TEN AND NO/100 DOLLARS (US$10.00) and other good and valuable consideration this day paid and delivered by Assignee to Assignor, the receipt and legal sufficiency of all of which are hereby acknowledged by Assignor, Assignor does hereby assign and convey unto Assignee all of Assignor’s right, title and interest in and to the following to the extent assignable (individually, an “Assigned Property” and collectively, the “Assigned Properties”):

a.             the Personal Property;

b.             the Balance Sheet Inventories;

c.             the Government Permits;

d.             the Operating Contracts;

e.             the Equipment Leases;

Exhibit E-2

f.              the Books;

g.             the Warranties and Guaranties;

h.             the Intangible Property; and

i.              the Plans and Studies.

TO HAVE AND TO HOLD all and singular the Assigned Properties unto Assignee, and Assignee’s successors and permitted assigns for the unexpired residue of the Assigned Properties. Except as expressly set forth in the Agreement, ASSIGNEE TAKES THE ASSIGNED PROPERTIES “AS IS”, “WHERE IS” AND WITH “ALL FAULTS”.

This Assignment is made and delivered subject to the terms and conditions of the Agreement, including the representations and warranties, the limitations waivers and disclaimers of representations and warranties and the indemnification provisions expressly set forth therein.

Assignee hereby assumes and agrees to perform all of the terms, covenants and conditions of the Assigned Properties on the part of Assignor required to be performed in connection with the Assigned Properties, arising or incurred in respect of the period from and after the Effective Date (but not those required to be performed prior thereto).

Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any and all loss, liability, cost claim, damage or expense (including, without limitation, any attorney’s fees or other cost or expense incurred to enforce any rights and secure any remedies under this Assignment) resulting by reason of (i) Assignee’s failure to perform its obligations in connection with the Assigned Properties from and after the date hereof and (ii) Assignee’s failure to perform its obligations under this Assignment.

This Assignment shall take effect as of the Effective Date; provided, however, that this Assignment shall not constitute an assignment of any Assigned Property if any attempted assignment of any Assigned Property without the consent of the other parties with legal rights relating to such Assigned Property, if any, or the other parties to any agreement affecting such Assigned Property would constitute a breach of any such party’s rights or any such agreement or in any way affect the rights of Assignee or Assignor under any such agreement, unless or until such consent is obtained. If such consent is not obtained or if any attempted assignment of an Assigned Property would be ineffective or would affect Assignee’s or Assignor’s rights under any such agreement so that Assignee would not in fact receive all rights to be granted under this Assignment with respect to any Assigned Property, then Assignee is authorized to act as the agent for Assignor in order to obtain for Assignee the benefits of this Assignment and put Assignee in the same financial position as it would have been had the assignment been properly made.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Assignment may only be modified, altered, amended, or terminated by the written agreement of Assignor and Assignee. If any provision or provisions in this Assignment are found by a court of law to be in violation of any applicable local, state or federal ordinance, statute,

Exhibit E-3

law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Assignment to be illegal, invalid, unlawful, void or unenforceable as written, then (i) such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, (ii) the remainder of this Assignment shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained in this Assignment and (iii) the rights, obligations and interest of Assignor and Assignee under the remainder of this Assignment shall continue in full force and effect, provided that such declarations do not materially change the nature of the parties’ intent regarding the Assignment viewed as a whole. This Assignment shall be governed by and construed under the laws of the State of Hawaii without regard to principles of conflicts of law.

This Assignment and all or any related documents may be executed in two or more counterparts, and each counterpart, when executed, shall be deemed an original. All such counterparts, together, shall constitute one agreement or one document binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK;

SIGNATURE PAGES TO FOLLOW.]

Exhibit E-4

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the day and year first above written.

ASSIGNOR

WAIPOULI OWNER, LLC, a Delaware limited liability company

By:	WAIPOULI SENIOR MEZZANINE, LLC, a Delaware limited liability company, its sole member

	By:	WAIPOULI JUNIOR MEZZANINE, LLC, a Delaware limited liability company, its sole member

		By:	WAIPOULI HOLDINGS, LLC, a Delaware limited liability company, its sole member

			By:	RREEF GLOBAL OPPORTUNITIES FUND II, LLC, a Delaware limited liability company, its managing member

				By:	RREEF AMERICA L.L.C., a Delaware limited liability company, as attorney-in-fact

By:
Name:
Title:

By:
Name:
Title:

ASSIGNEE

JMI REALTY, LLC,
a limited liability company

By:
Name:
Title:

Exhibit E-5

EXHIBIT F

[INTENTIONALLY OMITTED]

EXHIBIT G

MIDLAND TERM SHEET

Midland Loan Services, Inc. (the “Special Servicer”), as the special servicer for Wells Fargo Bank N.A. AS TRUSTEE FOR THE MORGAN STANLEY MORTGAGE CAPITAL I INC. COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES SERIES 2006-XLF (the “Senior Lender”), is prepared (subject to Senior Lender’s completion of updated underwriting of the asset and the new Borrower, and satisfactory documentation) to allow an assumption of the Senior Mortgage Loan (the “Senior Loan”) secured by the Property.  Set forth below are the principal terms that would apply to such a transaction.

Borrower:

a newly formed single-purpose, bankruptcy remote entity (“Borrower”) wholly-owned and controlled by (by contract or otherwise) or under common control with (by contract or otherwise) JMI Realty, LLC, or it’s principals (John Kratzer and John Moores) and Behringer Harvard Investment Opportunity REIT II, Inc. or others acceptable to Senior Lender in its sole discretion (such joint venture partners are collectively called, the “Sponsor”).

Total Capitalization:	$46,500,000.00

Loan Amount:	$38,000,000.00

Interest Rate:

0.950% over 30-day LIBOR calculated on an actual/360 basis.

Interest will be due on the ninth day of each month (or previous business day) with no grace period. The accrual period shall run from the 15th day of the month prior to the payment date through and including the 14th day of the month in which the monthly payment is made.

Borrower Security for
Debt Service (24 months):

Borrower will arrange for and deposit with Senior Lender at closing a $1.0 million evergreen Letter of Credit in favor of Senior Lender and issued by a financial institution acceptable to Senior Lender, in its sole discretion, for the purpose of securing Borrower’s obligation to fully fund operating expenses and debt service during the first twenty-four (24) months following the loan assumption date.

Existing Loan Reserve Accounts
(if any):

At closing of the proposed purchase of the mortgaged property by Borrower and its assumption of the Senior Loan, Senior Lender shall use the funds then remaining in the existing loan reserve accounts under the Senior Loan to cover (a) reimbursement of all protective advances made by Senior Lender up to the closing date, (b) payment to Senior Lender of all outstanding and unpaid amounts required to bring the Senior Loan current as of the closing date of the assumption of the Senior Loan, (c) payment to Senior Lender or the appropriate parties of all other costs or fees incurred by Senior Lender and associated with the loan forbearance agreement entered into with the Original Borrower, (d) payment to Borrower of up to $35,000 to reimburse it for legal fees incurred, and (e) pay current all operating deficits and receivership costs related to the Property as of the loan assumption date. No amounts will remain in such existing loan reserve accounts after payment of the foregoing.

Interest Rate Protection:

Prior to closing Borrower will be required to purchase an interest rate cap in a form and with counterparty acceptable to Senior Lender limiting 30-day LIBOR to a rate of 4.00% for the initial 3 years of the term of the Senior Loan and limiting 30-day LIBOR to a rate of 5.00% for the remaining years.

Extension of Loan Term:

The current maturity date of the Senior Loan will be extended for a period of sixty (60) months from the loan assumption date. Borrower shall further have an option to extend the maturity date for an additional eighteen (18) month period upon condition that the Senior Loan is not then in default in any monetary or material non-monetary manner and that Borrower pays a loan extension fee in the amount of 0.25% of the extended balance of the Senior Loan, plus all costs and expenses incurred by or on behalf of Senior Lender in connection with such extension, not to exceed $25,000.

Amortization:	Interest only.

Security:

(i) Except as set forth in “Recourse” below, a non-recourse first mortgage lien on fee interest in the Property, (ii) lien on all personal property, any cash collateral or reserve accounts, credit card receivables, fixtures and equipment of Borrower, (iii) a first priority assignment of leases and rents, (iv) a first priority assignment of any LIBOR cap and (v) other items as reasonably required in Lender’s sole discretion.

Assumption and Other Fees:	A loan assumption fee equal to one percent (1.0%) of the Loan Amount ($380,000.00) shall be paid by Borrower to

Special Servicer at closing, and any other incurred fees and costs due and owing to Senior Lender and/or Special Servicer in connection with the assumption of the Senior Loan shall be paid by Borrower to Senior Lender and/or Special Servicer at closing.

Outside Closing Date:	One hundred five (105) days after mutual execution of the Purchase and Sale Agreement between Waipouli Owner, LLC, as Seller, and Borrower, as Buyer (the “Purchase Agreement”).

Prepayment:	The Senior Loan will be prepayable at par and without penalty at any time

Cash Management Account:

All revenues from the Property, including all credit card receivables, will flow through an account (the “Cash Management Account”) established by Borrower with a financial institution acceptable to Senior Lender. The Senior Lender will receive a first priority pledge of the Cash Management Account as additional security for the Senior Loan. Monthly interest, escrows (as provided below), and budgeted operating expenses will be funded from the Cash Management Account.

Commitment for Capital
Improvements:

Borrower shall commit to expend not less than $7.5 million in capital improvements to the Property during the first thirty-six (36) months after the loan assumption date, including without limitation, those capital improvements identified and set forth on Exhibit “1” attached hereto. [Need attach]

Security for Commitment to
Make Capital Improvements:

In order to secure the Borrower’s obligation to make the minimum amount of capital improvements during said 36-month period, Borrower shall arrange for and deposit with Senior Lender a $7.5 million evergreen Letter of Credit in favor of Senior Lender and issued by a financial institution acceptable to Senior Lender, in its reasonable discretion. Senior Lender will review and approve all expenditures which will be funded from draws under this Letter of Credit, the amount of which shall accordingly be incrementally reduced.

Escrows:	Monthly escrow requirements will remain the same as under the current Senior Loan Documents, including without limitation, monthly tax and insurance escrow reserves, and escrow deposits of 0%, 0%, 1%, 3% and 3% of EGI respectively, during the first 5-years after the loan assumption date as a new FF&E/replacement reserve (subject to adjustment as may be required by the new hotel franchise agreement).

Cash Trap:	To be determined.

Recourse:	To be determined.

Insurance:

Borrower shall provide evidence of insurance which shall be in form and substance, and issued by carriers, acceptable to Senior Lender in its reasonable discretion, and provide for types and coverages consistent with and in full compliance with the insurance requirements contained in the existing Senior Loan Documents.

Additional Financing:	None permitted other than standard trade payables occurred in the ordinary course of business.

Expenses:	The 1% loan assumption fee described above shall also be used to pay all third party expenses of processing, underwriting and closing the assumption of the Senior Loan.

Management Agreement:

The Property shall be managed by a property manager acceptable to Senior Lender pursuant to a management agreement acceptable to the manager and Senior Lender. Final identification of the designated property manager shall be made during the Borrower’s due diligence period under the Purchase Agreement with final Senior Lender approved property management agreement to be executed concurrently with closing. Borrower shall assign any and all of its rights under the management agreement to Senior Lender pursuant to an assignment and subordination of management agreement and consent of manager acceptable to Senior Lender and the manager.

Hotel Franchise Agreement:

The Property shall be franchised by a nationally recognized hotel franchisor such as Marriott — Courtyard, Sheraton — Four Points, Hyatt — Hyatt Place, or Hilton — Doubletree. Final identification of the designated franchisor shall be made during the Borrower’s due diligence period under the Purchase Agreement with final Senior Lender approved franchise agreement executed concurrently with closing. Any future change of the hotel brand, including the entering into of any franchise agreement, shall be subject to

Senior Lender’s prior written approval. Borrower shall assign any and all of its rights under the franchise agreement to Senior Lender pursuant to an assignment and subordination of franchise agreement and consent of franchisor acceptable to Senior Lender.

Deposit for Third Party Costs:

Borrower shall deposit with Midland Loan Services, Inc. (“MLS”) a deposit in the amount of $40,000.00 within three (3) business days following Borrower’s execution of the Purchase and Sale Agreement for the Property, which deposit shall be used by MLS to pay for third-party costs associated with its review and approval of the assumption of the Senior Loan, including, without limitation, a current property condition report and analysis, and update property appraisal, with the remainder applied toward the 1% loan assumption fee.

Approval and Waiver by

The proposal to allow an assumption of the Senior Loan as set forth above constitutes neither an offer nor a commitment by Senior Lender, but rather summarizes the general terms under which Senior Lender would be willing to approve an assumption of the Senior Loan.  The terms outlined below will be subject to satisfactory completion of due diligence items customary and standard for such an assumption transaction by Senior Lender, including, but not limited to, credit reports and 2009 year-end financial statements for sponsorship, the new property management agreement and the new hotel franchise agreement, each of which must be satisfactory to Senior Lender, and approvals by Senior Lender’s loan committee and rating agencies (if deemed necessary in Senior Lender’s sole discretion).

SCHEDULE 1.1.3

EXCLUDED PERSONAL PROPERTY BELONGING TO OPERATOR

Description	Serial Number	Model
Kronos Timeclock	00EL054088	8602800-001
Kronos Timeclock	00EL053228	8602800-001
BosaNova Thin Client Processor with mouse	10323029M05361055M
Fellows Thin Client Keyboard		KWD-855
Dell 17” Thin Client Monitor	0CC639-7872-5BN-81ES

SCHEDULE 1.1.4

LEASES

1.             Agreement for License and Use of Space dated November 11, 2004, by and between Presidio Kauai, LLC, as “Licensor,” and Pleasant Hawaiian Holidays, as “Licensee.”

•              Use:  Guest activities & Concierge services

•              Location:  Lobby Concierge desk & office between entry and lobby elevators

•              Term:  February 1, 2005 to January 31, 2008.

•              $3,000 per month + 5% of gross commissions

•              Currently month-to-month under oral agreement.

2.             Lease dated April 27, 2005, by and between PK Holdings, LLC, as “Landlord,” and Hawaiian Rainforest, LLC, as “Tenant,” as amended.

•              Use:  Beauty Salon, massage, manicure pedicure, facials, haircuts etc.

•              Location:  1st floor D wing adjacent to 122

•              Term:  April 27, 2005 to September 15, 2010, with a 5 year option to extend

•              Parties have agreed verbally to a rent reduction.  Rent is currently $500 per month or 10% gross sales per oral agreement.  Was $2,000 per month or 19% of gross sales up to $35,000 or 20% if over $35,000.  If occupancy falls below 55% for 30 days consecutively, base rent will be reduced to 10% of gross sales

3.             Lease dated October     , 2007, by and between Waipouli Owner, LLC, as “Landlord,” and DTG Operations, Inc., as “Tenant”.  Use:  Dollar and Thrifty Rental car office and reservation center.

•              Location: Previous sundry shop location across from Coffee Kiosk.

•              Term:  November 1, 2007 to December 31, 2010

•              2007 - 10/31/08:  Base Rent First year-$2,500 per month

•              11/0108 - 10/31/09:  Second year - $2,575 per month

•              11/1/09 - 11/30/10:  Third year - $2,652.25 per month

•              Space is currently abandoned, but tenant continues to pay rent at the current rate

4.             Laundry Room Lease dated January 11, 2005, by and between Presidio Kauai, LLC as “Lessor” and Excalibur Laundries, LLC as “Lessee”.

•              Use:  Coin operated Laundry services

•              Location:  2nd and 4th floor B wing fronting 264 and 464. 2nd and 4th floor D wing fronting 226 and 426.

•              Term:  March 1, 2005 to February 28, 2015, with a 5 year option to extend

•              50 % of gross revenue less $27.60 per machine per month

•              Now dba Web Laundry Services

SCHEDULE 1.1.6

GOVERNMENTAL PERMITS

1.             County of Kauai’s Planning Department, Class IV Zoning Permit Z-IV-76-18 (Resort Use, Waipouli), approved November 12, 1975.

•              Approval of application for a 311-room hotel with some accessory uses, subject to certain conditions.

•              The Planning Department has expressed concern with respect to compliance with condition number 6 because the beach access does not connect to a public right of way.

2.             County of Kauai’s Planning Department, Special Management Area Minor Permit SMA(U)-78-12 Class IV Zoning Permit Z-IV-78-41, Use Permit U-31-78 (Luau Facility), approved June 28, 1978.

•              Approval of permit for a luau facility, subject to certain conditions.

3.             County of Kaua’i Planning Department, Extension of Special Management Area Minor Permit SMA(M)-2007-5 Temporary 100’ x 100’ Tent and Location of Temporary Parking.

•              Approval of extension of SMA permit for temporary tent and location of temporary parking

•              Term:  October 10, 2008 to October 10, 2011

4.             Liquor Control Commission of the County of Kauai, Liquor License No. 12G-006, Hotel Class, Expires June 30, 2010.  Licensee: Waipouli Owner, LLC through Joseph Toy, Court-Appointed Receiver.  Transferred to HI 5th Circuit Court 09-1-0110 Joseph Toy, Receiver dba Aston Kauai Beach at Makaiwa effective January 26, 2010.

5..            Department of Health, Food Establishment Permit, Permit No. K1158, Category 1, Voyager Grille Steak & Seafood, Expires September 3, 2011.  Permit holder:  Waipouli Owner LLC

6.             Department of Health, Food Establishment Permit, Permit No. K1159, Category 3, Cook’s Landing, Expires September 3, 2011.  Permit holder:  Waipouli Owner LLC

7.             Department of Health, Food Establishment Permit, Permit No. K1160, Category 30, Hanalei Lounge, Expires September 3, 2011.  Permit holder:  Waipouli Owner LLC

8.             Department of Health, Food Establishment Permit, Permit No. K1128, Coffee Kiosk, Expires April 9, 2011.  Permit holder:  Permit Holder:  Aston Kauai Beach at Makaiwa

9.             Department of Labor & Industrial Relations, Permit No. HAW NO. 78-013, Permit to Operate Elevator- Passenger, Owner’s No. 1, Expired February 1, 2009.  Elevators inspected and approved; issuance of new permits pending.

10.           Department of Labor & Industrial Relations, Permit No. HAW NO. 78-039, Permit to Operate Elevator- Passenger, Owner’s No. 2, Expired February 1, 2009.  Elevators inspected and approved; issuance of new permits pending.

11.           Department of Labor & Industrial Relations, Permit No. HAW NO. 78-040, Permit to Operate Elevator- Passenger, Owner’s No. 3, Expired February 1, 2009.  Elevators inspected and approved; issuance of new permits pending.

12.           Department of Labor & Industrial Relations, Permit No. HAW NO. 78-041, Permit to Operate Elevator- Passenger, Owner’s No. 4, Expired February 1, 2009.  Elevators inspected and approved; issuance of new permits pending.

13.           Department of Labor & Industrial Relations, Permit No. HAW NO. 78-014, Permit to Operate Elevator-Passenger, Owner’s No. 5, Expired February 1, 2009.  Elevators inspected and approved; issuance of new permits pending.

14.           Department of Labor & Industrial Relations, Permit No. HHB0417-08, Permit to Operate Coil Water Tube/Aerco, Expires February 24, 2011.  Permit holder:  Resortquest Kauai Beach at Makaiwa

15.           Department of Labor & Industrial Relations, Permit No. HHB0415-08, Permit to Operate Coil Water Tube/Aerco, Expires February 24, 2011.  Permit holder:  Resortquest Kauai Beach at Makaiwa

16.           Department of Labor & Industrial Relations, Permit No. HHB0416-08, Permit to Operate Coil Water Tube/Aerco, Expires February 24, 2011.  Permit holder:  Resortquest Kauai Beach at Makaiwa

17.           Department of Health, Public Swimming Pool Permit, Permit No. KSP-2006-004-SP, Expires July 24, 2011.  Permit holder:  Waipouli Owner LLC.

18.           Department of Health, Public Swimming Pool Permit, Permit No. KSP-2006-005-SP, Expires July 24, 2011.  Permit holder:  Waipouli Owner LLC.

Department of Labor & Industrial Relations, Permit No. HPV 215-78, Permit to Operate Horizontal Air Tank/Wood Industrial Prod., Expired January 1, 2009.  Permit holder:  Resortquest Kauai Beach

SCHEDULE 1.1.7

OPERATING CONTRACTS

1.             Shared Services Agreement for Grounds Maintenance Services dated January 26, 2006 between Courtyard Kauai at Waipouli Beach and Kauai Marriott Resort.

•              Grounds maintenance services, coconut tree trimming

•              Effective date:  January 1, 2006

•              $14,797.00 per month

•              Currently month-to-month, with 90 day termination notice

2.             Shared Services Agreement for Laundry dated January 26, 2006 between Courtyard Kauai at Waipouli Beach and Kauai Marriott Resort.

•              Laundry service for Rooms and Food & Beverage linens

•              Effective date:  January 1, 2006

•              Agreement based on consumption ($0.49 effective 1/2009)

•              Currently month-to-month, with 90 day termination notice

3.             On Command Video Corporation — Marriott International Franchisee Service Agreement dated February 19, 2004 between On Command Video Corporation, and Presidio Kauai, LLC, as “Franchisee.”

•              LodgeNet In-room movies and services

•              Term:  February 19, 2004 to February 19, 2011, with automatic 12 month renewal and 60 day termination notice

•              Monthly charge based on usage less 15% commission due to property

•              MATV system and other equipment to be returned to vendor with 60 days of termination of agreement.

4.             Otis Maintenance Agreement dated July 14, 2004, between Otis Elevator Company and Presidio Kauai, LLC.

•              Preventive Maintenance service for 4 passenger and 1 service elevator, including coordination with State agencies

•              Term:  August 1, 2004 to July 31, 2024

•              Currently $30,169.47 annual service charge

5.             Oceanic Time Warner Cable Hotel Cable Television Bulk Billing Agreement dated January 19, 2007, between ResortQuest Hawaii, LLC as agent for Waipouli Owner, LLC, and Time Warner Entertainment Company, L.P. dba Oceanic Time Warner Cable

•              Cable television service

•              Term:  January 1, 2007 to December 31, 2011, with automatic sixty month renewal and 30 day termination notice

•              $9.50 per guest room + taxes and fees

SCHEDULE 1.1.8

EQUIPMENT LEASES

1.             Copier Lease Agreement between Xerox Capital Services and Presidion Kauai LLC dba Kauai Coconut Beach Resort, as assigned to Waipouli Owner LLC effective June 20, 2006.

•              Copy Machine — Serial EYF-012105

•              Location:  front desk

•              Lease:  $407.16 per month

•              Usage Charges:  4,000 copies include, 96 cents per page for overages

•              Copy Machine — Serial NWL-008510

•              Location:  administrative offices

•              Lease:  $525.35 per month

•              Usage Charges:  15,000 copies include, 65 cents per page for overages

•              Term:  December 29, 2003 to December 28, 2008

•              Currently month-to-month

2.             Equipment Lease Agreement dated April 20, 2004 between Pitney Bowes Global Financial Services, LLC and Presideio Kauai LLC dba Kauai Coconut Beach Resort, as assigned to Waipouli Owner LLC as of July 13, 2007.

•              Postage meter machine

•              Location:  administrative offices

•              Term: April 2004 to December 2008

•              Currently month-to-month

•              Currently fees based on postage usage

3.             Equipment Lease Agreement dated December 14, 2004, between Ikon Financial Services and Presidio Hotel Group LLC, as assumed by Waipouli Owner, LLC as of June 20, 2006.

•              Canon color copier

•              Location:  F&B offices

•              Term:  December 14, 2004 to December 17, 2009

•              Lease:  $557.80 per month

•              Usage Charge:  $0.1110 per copy

•              Currently month-to-month

4.             Scottel Voice Data. dba Black Box Network Services — Pacific

•              Printer, modem, and meridian mail (8 ports)

•              Location:  Maintenance

•              Term:  January 1, 2010 to December 31, 2010

•              Lease:  included in service agreement charges

SCHEDULE 1.1.9

OPERATOR’S PROPRIETARY SOFTWARE

1.             23 Microsoft Office licenses

2.             23 eSet Antivirus clients

SCHEDULE 13.1.3

CERTAIN EXCEPTIONS TO REPRESENTATIONS

1.             Liquor Control Commission of the County of Kaua’i, License Violation dated November 28, 2009.

•              Findings of Fact, Conclusions of Law, Decision, and Order related to Statutory Proceeding to Suspend or Revoke License or Assess and Collect a Penalty, Waipouli Owner, LLC dba ResortQuest Kauai Beach Hotel, Waipouli, Kauai, Hawai’i

•              Assessed penalty of $2,000, with payment of $1,000 suspended provided no further violation through January 8, 2011.

2.             County of Kaua’i Real Property Assessment Division, Board of Review, Tax Payer’s Notice of Real Property Tax Appeal dated April 8, 2010 for Parcel 4-4-3-007-028-0000-001 related to fiscal year 2010.

•              Submitted by Joseph M. Toy, Court Appointed Receiver on behalf of Waipouli Owner LLC.

SCHEDULE 13.1.6

ENVIRONMENTAL VIOLATIONS

NONE

SCHEDULE 13.1.16

CERTAIN TITLE EXCEPTIONS
RELATING TO
PERSONAL PROPERTY AND OPERATING LEASES

Vendor	Item Description	Location
Kaua’i Beverage	Soda dispensing machine	Guest room floors
Web Laundry Services	Coin-operated washer and dryer	Guest room floors
Oceanic Time Warner Cable	Internet cable	Guest rooms
LodgeNet	Television controller	Guest rooms
Kaua’i Coffee	Coffee machines	Guest rooms
Video Vend	ATM machine	Lobby